Exhibit (a)(1)

NOTICE OF SPECIAL MEETING

OF SHAREHOLDERS TO BE HELD DECEMBER 21, 2009

– AND –

INFORMATION CIRCULAR

November 25, 2009

NOTICE TO UNITED STATES SHAREHOLDERS

THE TRANSACTIONS DESCRIBED IN THIS NOTICE AND INFORMATION CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY NOR HAS ANY SECURITIES REGULATORY AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE TRANSACTIONS DESCRIBED HEREIN RELATE TO THE SECURITIES OF A FOREIGN COMPANY AND ARE SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES.

These materials are important and require your immediate attention. They require shareholders to make important decisions. If you are in doubt as to how to make such decisions, please contact your professional advisers.

NUCRYST PHARMACEUTICALS CORP.

Notice of Special Meeting of Shareholders

to be held December 21, 2009

Dear Shareholder:

NOTICE IS HEREBY GIVEN that a special meeting (the “Meeting”) of the holders (the “Shareholders”) of common shares (the “NUCRYST Shares”) of NUCRYST Pharmaceuticals Corp. (the “Corporation”) will be held at the offices of Bennett Jones LLP, Suite 4500, 855 2nd Street S.W., Calgary, Alberta, T2P 4K7, on Monday, December 21, 2009 at 10:00 a.m. (MST) for the following purposes:

(a)	to consider and, if deemed appropriate, to approve, with or without amendment, a special resolution of the Corporation (the “Asset Sale Resolution”), the full text of which is attached as Appendix A to the accompanying information circular dated November 25, 2009 (the “Information Circular”), approving and authorizing the sale of all or substantially all of the assets of the Corporation, substantially on the terms and conditions provided for in the asset purchase and sale agreement dated November 10, 2009 among the Corporation, NUCRYST Pharmaceuticals Inc., Smith & Nephew Inc. and Smith & Nephew (Overseas) Limited (the “Purchase Agreement”), a copy of which is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov/edgar.shtml;

(b)	to consider and, if deemed appropriate, to approve, with or without amendment, a special resolution of the Corporation (the “Amalgamation Resolution”), the full text of which is attached as Appendix A to the Information Circular, approving the amalgamation (the “Amalgamation”) of the Corporation with 1499642 Alberta Ltd. (“1499642”), a wholly-owned subsidiary of The Westaim Corporation (“Westaim”), substantially on the terms and conditions provided for in the amalgamation agreement dated November 10, 2009 between the Corporation and 1499642 (the “Amalgamation Agreement”), a copy of which is attached as Appendix B to the Information Circular, and approving and ratifying the Amalgamation Agreement, pursuant to which, among other things:

(i)	each issued and outstanding NUCRYST Share, other than those held by Westaim or Shareholders that exercise their right to dissent in accordance with Section 191 of the Business Corporations Act (Alberta) (the “Dissenting Shareholders”), shall be converted into one series 1 preferred share in the capital of the corporation continuing from the amalgamation of the Corporation and 1499642 (“Amalco”) which will be redeemed by Amalco for USD$1.77 in cash upon the completion of the Amalgamation;

(ii)	each issued and outstanding NUCRYST Share held by Westaim shall be converted into one common share of Amalco;

(iii)	each issued and outstanding common share of 1499642 shall be converted into one common share of Amalco; and

(iv)	each issued and outstanding NUCRYST Share held by each Dissenting Shareholder will be cancelled and each Dissenting Shareholder will become entitled to be paid the fair value of such common shares in accordance with the Business Corporations Act (Alberta); and

(c)	to transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

Accompanying this notice of special meeting are: (a) the Information Circular; (b) an instrument of proxy; and (c) the letter of transmittal sent to registered Shareholders (the “Letter of Transmittal”). The Information Circular provides additional information relating to the matters to be dealt with at the Meeting and is incorporated into and forms part of this notice of special meeting.

The Corporation’s board of directors has fixed the close of business on November 25, 2009 as the record date for determining shareholders entitled to receive notice of and to vote at the Meeting. Only registered Shareholders of the Corporation at the close of business on November 25, 2009 are entitled to notice of and to vote, in person or by proxy, at the Meeting or any adjournment.

You may attend the meeting in person or may be represented by a proxyholder. If you are unable to attend the Meeting in person, PLEASE DATE, SIGN AND RETURN THE ENCLOSED INSTRUMENT OF PROXY, or other appropriate form of proxy, in the envelope provided for that purpose and in accordance with the instructions in the Information Circular. To be effective, your proxy must be returned to Computershare Trust Company of Canada (“Computershare”), Attention Proxy Department, 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1, so that it arrives no later than 48 hours (excluding Saturdays, Sundays and statutory holidays) before the time of the Meeting or any adjournment thereof. Proxies received by Computershare after this time will not be accepted; however, the Chairman of the Meeting may determine, in his sole discretion, to accept a proxy that is delivered in person to the Chairman of the Meeting as to any matter in respect of which a vote has not already been cast.

If you are an unregistered Shareholder and receive these materials through your broker or through another intermediary, please complete and return the instrument of proxy or voting instruction form provided to you by your broker or other intermediary in accordance with the instructions provided with those materials.

Registered Shareholders are requested to duly complete and return the enclosed Letter of Transmittal together with the certificates representing their NUCRYST Shares to Computershare Investor Services Inc. at one of the addresses set forth in the Letter of Transmittal so that it arrives no later than 48 hours (excluding Saturdays, Sundays and statutory holidays) before the time of the Meeting.

Registered Shareholders have the right to dissent with respect to the Asset Sale Resolution, the Amalgamation Resolution, or both, and be paid the fair value of their NUCRYST Shares in accordance with Section 191 of the Business Corporations Act (Alberta). A registered Shareholder's right to dissent is more particularly described in the accompanying Information Circular. Failure to strictly comply with the requirements set out in Section 191 of the Business Corporations Act (Alberta) may result in the loss of any right of dissent.

Dated at Princeton, New Jersey, this 25th day of November, 2009.

By Order of the Board of Directors,

(signed) “David B. Holtz”

David B. Holtz

Interim President and Chief Executive Officer

Chief Financial Officer

Corporate headquarters: NUCRYST Pharmaceuticals 101 College Road East Princeton, New Jersey 08540 Telephone: (609) 228-8210	Manufacturing: NUCRYST Pharmaceuticals 10102-114 Street Fort Saskatchewan, Alberta T8L 3W4 Canada

i

(Continued)

ii

(Continued)

APPENDICES

iii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Circular contains “forward-looking statements” concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts but instead represent our beliefs regarding future events, many of which, by their nature are inherently uncertain and beyond our control. These forward-looking statements include statements with respect to our beliefs, plans, objectives, expectations, anticipations, estimates and intentions. The words “may”, “will”, “could”, “should”, “would”, “believe”, “expect”, and “continue” (or the negative thereof), and words and expressions of similar import, are intended to identify forward-looking statements. By their very nature, forward-looking statements involve inherent risks and uncertainties. Certain material factors or assumptions are applied in making forward-looking statements and actual results may differ materially from those expressed or implied in such statements. We caution readers not to place undue reliance on these statements as a number of important factors, many of which are beyond our control, could cause our actual results to differ materially from the beliefs, plans, objectives, expectations, anticipations, estimates and intentions expressed in such forward-looking statements. These statements are made as of November 25, 2009 and, except as required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

NOTICE TO NON-CANADIAN RESIDENTS

NUCRYST complies with the proxy solicitation requirements under Canadian provincial securities laws. As a “foreign private issuer”, we are exempt from the United States Securities and Exchange Commission, or SEC, rules regarding proxy solicitation (and certain related matters) and therefore are not subject to the procedural requirements of Rule 14a-5(e) of the Securities and Exchange Act of 1934.

Pursuant to the Amalgamation Agreement, NUCRYST, which is a Canadian issuer, and 1499642, which is also a Canadian issuer, will amalgamate to form Amalco, which will also be a Canadian issuer, and while this Information Circular is subject to the disclosure requirements of Canada, Shareholders should be aware that these requirements are different from those of the United States and other non-Canadian jurisdictions.

Shareholders should be aware that the Amalgamation and subsequent redemption of the Amalco Redeemable Preferred Shares may have tax consequences both in their country of residence (for example, the United States) and in Canada. Shareholders who are resident in, or citizens of, the United States (or for that matter, any other non-Canadian jurisdiction) are urged to consult their tax advisors as to the application of U.S. federal income tax law (or other non-Canadian income tax laws) to their particular circumstances, as well as to any state or local income or other tax consequences of the Amalgamation and subsequent redemption of the Amalco Redeemable Preferred Shares. See also the sections entitled “Canadian Federal Income Tax Considerations” and “Certain U.S. Income Tax Considerations” in this Information Circular.

The enforcement by Shareholders of civil liabilities under the United States federal securities laws or under other non-Canadian laws may be affected adversely by the fact that NUCRYST and Amalco are governed by the laws of the Province of Alberta, that some or all of their directors and officers are not residents of the United States, that the experts named in the Information Circular are residents of Canada and that all or a substantial portion of the assets of NUCRYST, Amalco and of said persons may be located in Canada. Shareholders may not be able to sue NUCRYST or Amalco, each a Canadian issuer, or their officers or directors in a Canadian or other non-U.S. court for violations of United States federal securities laws or other non-Canadian laws and may find it difficult to compel NUCRYST, Amalco or such other persons to subject themselves to a United States or other foreign court's judgment.

NUCRYST PHARMACEUTICALS CORP.

INFORMATION CIRCULAR

In this Information Circular, unless otherwise specified, all monetary amounts are in United States dollars, all references to “$” and “dollars” means U.S. dollars and all references to “CAD$” means Canadian dollars. All references to “we”, “our”, and “us” refer to the Corporation and the Subsidiary. Unless otherwise stated, all information in this Information Circular is given as at November 25, 2009, unless otherwise specifically stated.

See the section entitled “Glossary of Terms” for the meaning ascribed to certain capitalized terms in this Information Circular.

INTRODUCTION

The information concerning NUCRYST contained in this Information Circular has been provided by NUCRYST. Although Westaim has no knowledge that would indicate that any of such information is untrue or incomplete, Westaim does not assume any responsibility for the accuracy or completeness of such information or the failure by NUCRYST to disclose events which may have occurred or may affect the completeness or accuracy of such information but which are unknown to Westaim.

Certain information concerning Westaim contained in this Information Circular has been provided by Westaim. Although NUCRYST has no knowledge that would indicate that any of such information is untrue or incomplete, NUCRYST does not assume any responsibility for the accuracy or completeness of such information or the failure by Westaim to disclose events which may have occurred or may affect the completeness or accuracy of such information but which are unknown to NUCRYST.

SUMMARY TERM SHEET

The following summary briefly describes the Asset Sale Transaction subject to approval at the Meeting. While this summary describes what NUCRYST believes are the most material terms and features of the proposed Asset Sale Transaction, Shareholders should read the entire Information Circular, the Appendices attached hereto and the documents incorporated in this Information Circular by reference.

Summary of the Asset Sale Transaction

•

NUCRYST has agreed to sell substantially all of its assets to S&N pursuant to the Purchase Agreement. Refer to “Special Factors—Background to the Asset Sale Transaction” and “Information Regarding the Asset Sale Transaction—Summary of the Purchase Agreement” below.

•	S&N has agreed to pay aggregate cash consideration of $21,000,000 plus the value of working capital, subject to adjustments. Refer to “Summary of the Purchase Agreement—Purchase Price” below.

•

The Purchase Agreement contains representations and warranties that NUCRYST believes are customary for a transaction of this type. Refer to “Summary of the Purchase Agreement—Representations and Warranties” below.

•

Closing conditions include accuracy of representations and warranties, compliance with covenants, no material adverse change, shareholder approval of the transaction, the execution and delivery by Westaim, NUCRYST's 75% majority shareholder, of the Support Agreement, and other closing deliverables. Refer to “Summary of the Purchase Agreement—Conditions to Closing” below.

•

If a superior proposal with respect to the sale of NUCRYST's assets is received from a third party prior to closing, S&N has the opportunity to meet or exceed the value of such third party proposal, in which case the transaction would proceed toward closing. Refer to “Summary of the Purchase Agreement—Non-Solicitation Covenant and Superior Proposals” below.

•

NUCRYST will pay a termination fee of $1,050,000 to S&N if the transaction does not close because the Board of Directors changes its recommendation regarding the transaction, Shareholders approve an alternate transaction, or NUCRYST breaches certain contractual requirements set out in the Purchase Agreement. Refer to “Summary of the Purchase Agreement—Termination Fee” below.

•

The Asset Sale Transaction is conditioned on approval of 66 2/3% of votes cast at the Meeting. Westaim holds approximately 75% of NUCRYST's common shares. If Westaim votes in favour of the Asset Sale Transaction at the Meeting, it will be duly approved by the Shareholders. Westaim has agreed to vote its shares in favour of the Asset Sale Transaction unless NUCRYST receives a superior proposal that is not met by S&N. Refer to “Summary of the Purchase Agreement—Approval Requirement” below.

•

The Board of Directors of NUCRYST has unanimously determined that the Asset Sale Transaction is in the best interests of NUCRYST and its Shareholders, and recommends a vote in favour of the Asset Sale Transaction Resolution. Refer to “Information Regarding the Asset Sale Transaction—Recommendations by the Board of Directors” below.

Summary of the Amalgamation

The following summary briefly describes the Amalgamation that is subject to approval at the Meeting. While this summary provides what Westaim and NUCRYST believe are the most material terms and features of the proposed Amalgamation, Shareholders should read the entire Information Circular, the Appendices attached hereto and the documents incorporated in this Information Circular by reference.

•

If the Asset Sale Transaction is approved and completed, NUCRYST intends to amalgamate with 1499642, a wholly-owned subsidiary of Westaim, to form Amalco. Refer to the “Special Factors—Background to the Amalgamation” below.

•

As part of the Amalgamation, each issued and outstanding NUCRYST Share, other than those held by Westaim or dissenting shareholders, will be converted into one Amalco Redeemable Preferred Share in the capital of Amalco.

•	Each issued and outstanding NUCRYST Share held by Westaim will be converted into one common share of Amalco.

•	Each issued and outstanding common share of 1499642 will be converted into one common share of Amalco.

•

Each issued and outstanding NUCRYST Share held by each dissenting shareholder will be cancelled and each Dissenting Shareholder will become entitled to be paid the fair value of such common shares in accordance with the ABCA. Refer to “Right to Dissent” below.

•

Each Amalco Redeemable Preferred Share issued pursuant to the Amalgamation will be automatically redeemed for cash consideration of $1.77 per share. Refer to “Information Regarding the Amalgamation—Redemption Procedure” below.

•

If the Asset Sale Transaction is approved, NUCRYST will accelerate the vesting of all unvested Options and Stock Units prior to the Amalgamation. Holders of “in the money” Options will be entitled to a cashless exercise, and all other Options will be terminated. Holders of Stock Units will be paid the Redemption Consideration in respect of each Stock Unit held. Refer to “Information Regarding the Amalgamation—Treatment of Outstanding Options and Restricted Stock Units” below.

•

The Amalgamation is conditioned on approval of 66 2/3% of votes cast at the Meeting and on the approval of a majority of the shareholders other than Westaim, related parties of Westaim, or other affiliates of NUCRYST. Refer to “Information Regarding the Amalgamation – Approval Requirement” below.

•

The Board of Directors of NUCRYST has unanimously determined that the Amalgamation is in the best interests of NUCRYST and its Shareholders, and recommends a vote in favour of the Amalgamation Resolution. Refer to “Information Regarding the Amalgamation—Recommendation by the Board of Directors” below.

•	The board of directors of Westaim has unanimously determined that the Amalgamation is fair to NUCRYST and the Minority Shareholders.

Fairness Opinion and Valuation

•

KPMG, a subsidiary of KPMG LLP, was retained by the Board of Directors to conduct a valuation of the NUCRYST Shares and opine on the fairness of the Asset Sale Transaction to NUCRYST from a financial point of view. Refer to “Fairness Opinion and Valuation” below.

SOLICITATION OF PROXIES

NUCRYST has sent this Information Circular, together with the enclosed Instrument of Proxy and Letter of Transmittal, because Management is soliciting proxies to vote at the Meeting to be held at the offices of Bennett Jones LLP, Suite 4500, 855 2nd Street S.W., Calgary, Alberta, T2P 4K7, on Monday, December 21, 2009 at 10:00 a.m. (MST), for the purposes set out in the Notice. This Information Circular contains information about the matters to be voted on at the Meeting and important information about NUCRYST, Westaim, the Asset Sale Transaction and the Amalgamation Transaction. As many of Shareholders are expected to be unable to attend the Meeting in person, proxies are solicited by mail to give each Shareholder an opportunity to vote on all matters that will properly come before the Meeting. References in this Information Circular to the Meeting include any adjournments thereof.

Solicitation of proxies for the Meeting will be primarily by mail, the cost of which will be borne by NUCRYST. Proxies may also be solicited personally by employees of NUCRYST or by telephone, mail, facsimile or email. No additional compensation will be paid to our employees for soliciting proxies. We may, if determined advisable, retain at our expense an agency to solicit proxies for us in Canada and in the United States. We have distributed, at our expense, copies of the Notice, the Information Circular and the Instrument of Proxy and Letter of Transmittal (collectively, the “Documents”) to clearing agencies, securities dealers, banks and trust companies, or their nominees (collectively, “Intermediaries” and each an “Intermediary”) for onward distribution to shareholders whose NUCRYST Shares are held by or in the custody of those Intermediaries. The Intermediaries are required to forward the Documents to non-registered Shareholders.

The solicitation of proxies from non-registered Shareholders will be carried out by Intermediaries or by us if the names and addresses of non-registered shareholders are provided to us by the Intermediaries. We will bear the full cost of the solicitation.

SPECIAL BUSINESS TO BE CONDUCTED AT THE MEETING

At the Meeting, Shareholders will be asked to consider, and if deemed advisable, approve, with or without amendment, the following special resolutions:

(a)	the Asset Sale Resolution approving and authorizing the sale of all or substantially all of the assets of the Corporation, substantially on the terms and conditions provided for in the Purchase Agreement;

and, if the foregoing resolution is approved by the Shareholders:

(b)	the Amalgamation Resolution approving the amalgamation of the Corporation with 1499642, a wholly-owned subsidiary of Westaim, substantially on the terms and conditions provided for in the Amalgamation Agreement, and approving and ratifying the Amalgamation Agreement, pursuant to which, among other things:

(i)	each issued and outstanding NUCRYST Share, other than those held by Westaim or the Dissenting Shareholders, shall be converted into one series 1 preferred share in the capital of Amalco;

(ii)	each issued and outstanding NUCRYST Share held by Westaim shall be converted into one common share of Amalco;

(iii)	each issued and outstanding common share of 1499642 shall be converted into one common share of Amalco; and

(iv)	each issued and outstanding NUCRYST Share held by each Dissenting Shareholder will be cancelled and each Dissenting Shareholder will become entitled to be paid the fair value of such common shares in accordance with the ABCA.

If the Asset Sale Resolution is approved by Shareholders and other conditions to closing are satisfied, the Asset Sale Transaction will proceed, irrespective of whether the Amalgamation Resolution is approved.

The Purchase Agreement, the Amalgamation and the Amalgamation Agreement are described in more detail below. The full text of the Special Resolutions can be found at Appendix A attached hereto.

SPECIAL FACTORS

Background to the Asset Sale Transaction

Westaim is, and has always been, the Corporation's controlling shareholder, currently holding approximately 75% of the outstanding NUCRYST Shares. In May 2008, Westaim announced that as a part of an overall strategic review, it was reviewing alternatives for monetizing its investment in NUCRYST, including the sale of its NUCRYST Shares, the distribution of its NUCRYST Shares to shareholders of Westaim or the investment of Westaim's remaining liquid assets in NUCRYST. In June 2008, the Corporation examined a business combination with Westaim and retained bankers and lawyers to assist in the preparation of a proposal to Westaim. The proposal was submitted to Westaim but Westaim chose to reject it in favour of pursuing a transaction with a third party that Westaim viewed as superior, which transaction ultimately did not proceed. In December 2008, the Corporation received a requisition from Westaim to call a special meeting of Shareholders to consider a return of capital of $0.80 per share to Shareholders.

In response to the meeting requisition, the Corporation formed a special committee of the Board of Directors (the “Special Committee”) to oversee the process of calling a special meeting of Shareholders and providing advice and recommendations to the Board of Directors as may be required.

As part of its deliberations and process, the Special Committee presented a number of alternative transactions to the Board of Directors and Westaim for their consideration. The Special Committee believed that the alternative transactions were preferable to a reduction of stated capital and cash distribution from the perspective of the Minority Shareholders. However, by virtue of its majority ownership, Westaim's agreement to participate was required in order for any of the alternatives to be effectively implemented. Westaim advised the Special Committee and the Board of Directors that it would not agree to pursue any of the alternative transactions proposed by the Special Committee.

After evaluating the various alternatives regarding the request for a return of capital, the Board of Directors called a special meeting of Shareholders, as requisitioned by Westaim, to consider a special resolution pursuant to section 38(1) of the ABCA to reduce the stated capital of outstanding NUCRYST Shares by an amount equal to the product of the number of common shares outstanding on the date of the meeting and $0.80 for the purpose of distributing $0.80 cash per NUCRYST Share to Shareholders. The meeting was held on February 12, 2009, and the special resolution was approved with a record date of February 17, 2009. The return of capital, which equated to approximately $14.7 million, was distributed to Shareholders on February 25, 2009.

In view of the completion of the return of capital and the stated intentions of Westaim, the Board of Directors began evaluating the strategic alternatives for the business in the first quarter of 2009.

In February 2009, a senior executive of a member of the Smith & Nephew Group, the Corporation's primary and long standing customer since 2001, contacted the chairman of the Board of Directors to advise that the Smith & Nephew Group might be prepared to propose a transaction whereby one or more of the members of the Smith & Nephew Group would acquire the Corporation's property and assets related to the business of manufacturing medical products for the Smith & Nephew Group (the “Contract Manufacturing Business”). The Board of Directors requested that the Smith & Nephew Group provide its proposal in writing.

On April 3, 2009, the Smith & Nephew Group provided the Corporation with a written proposal. In April 2009, representatives of the Corporation met with the Smith & Nephew Group to discuss the proposal. After discussions, the Corporation advised the Smith & Nephew Group that the consideration it was proposing was not viewed as adequate but if the Smith & Nephew Group was willing to explain the methodology by which it arrived at its valuation of the Contract Manufacturing Business, the Corporation would be prepared to review it. On May 22, 2009, a confidentiality agreement was executed to facilitate the Smith & Nephew Group's disclosure of its valuation methodology and the continuation of discussions between the parties.

On May 28, 2009, the Smith & Nephew Group provided the Corporation with details of its valuation methodology and on June 5, 2009, representatives of the Corporation met with the Smith & Nephew Group to discuss in detail the methodology and its underlying assumptions. At that meeting, the Smith & Nephew Group made an informal offer to purchase the assets of the Corporation. The informal offer was not in writing and was subject to satisfactory due diligence by the Smith & Nephew Group and numerous other conditions. While the offer was still not considered by the Corporation to be adequate, the Corporation viewed that progress was being made towards a transaction that the Corporation would be willing to consider. The Smith & Nephew Group advised the Corporation that any transaction would be conditional upon Westaim entering into a support agreement with the Smith & Nephew Group agreeing to vote in favour of the transaction.

The Corporation contacted Westaim in early June to outline at a high level the nature of the transaction and range of consideration being discussed with the Smith & Nephew Group and to determine whether Westaim would be prepared to enter into a support agreement in respect of the transaction, if required. Westaim indicated that it would be prepared to support such a transaction and on that basis the Corporation began negotiating a formal letter of intent with the Smith & Nephew Group. The Smith & Nephew Group and the Corporation negotiated the terms of a letter of intent and on June 25, 2009 the Board of Directors approved the letter of intent and authorized Management to execute it with the Smith & Nephew Group. On June 29, 2009, a letter of intent was executed by the parties that was subject to numerous conditions including settlement of a transaction structure, determining which of NUCRYST's assets were to be included in the transaction, determining how to handle employee-related matters, the negotiation of the level of Westaim support of the transaction, and the completion of due diligence by the Smith & Nephew Group to its satisfaction.

During the period from July 2009 until November 10, 2009, the Smith & Nephew Group conducted its due diligence review of the Corporation. During the same period, representatives of the Corporation and the Smith & Nephew Group and their respective legal advisors held numerous teleconference calls and several in person meetings to negotiate the terms of a definitive agreement that would give effect to the Asset Sale Transaction.

The Board of Directors retained KPMG by letter dated September 30, 2009 to provide its opinion as to the fairness, from a financial point of view, of the Asset Sale Transaction to the Corporation. During the period between October 1 and November 4, 2009, KPMG reviewed the Corporation's business and the proposed terms of the Asset Sale Transaction, and conducted interviews with management in connection with preparing the Fairness Opinion.

On November 4, 2009, the Board of Directors met with representatives of KPMG by conference call to receive KPMG's advice as to whether the Asset Sale Transaction would be fair, from a financial point of view, to the

Corporation. Immediately following receipt of KPMG's verbal advice, the Board of Directors reviewed the advice and recommendation made by KPMG and discussed the Asset Sale Transaction and the draft Purchase Agreement. David Holtz, Interim Chief Executive Officer and Chief Financial Officer of the Corporation and Carol Amelio, Vice President and General Counsel to the Corporation were also in attendance at such meeting. Members of the Board of Directors were provided with an opportunity to question counsel and management on the terms of the draft Purchase Agreement. Based on the favourable opinion of KPMG and their review of all available information, the Board of Directors approved the Purchase Agreement and authorized management to enter into the Purchase Agreement with S&N on substantially the same terms as presented to the Board of Directors.

Management met with representatives of the Smith & Nephew Group on November 5, 2009 to finalize the Purchase Agreement but were advised by the Smith & Nephew Group that there were remaining issues that must be addressed to their satisfaction before the Smith & Nephew Group could approve entering into the Purchase Agreement in the form approved by the Corporation's Board of Directors. The parties worked diligently over the next several days to address the Smith & Nephew Group's issues and on November 10, 2009, the Smith & Nephew Group advised the Corporation that it was prepared to execute the Purchase Agreement.

On November 10, 2009, the Purchase Agreement was executed by the parties and announced by the Corporation in a press release.

Background to the Amalgamation

In the event that the Asset Sale Resolution is approved by the Shareholders and the purchase and sale of the Purchased Assets is completed in accordance with the terms and conditions of the Purchase Agreement, the Corporation will cease to have any ongoing business or operations. In connection with the foregoing and upon extensive consultations with management, the Corporation's professional advisors and Westaim, the Board of Directors has determined that it is in the best interests of the Corporation for it to be amalgamated with 1499642 to form Amalco. Upon the completion of the Amalgamation, Amalco will be a wholly-owned subsidiary of Westaim, will become delisted from the TSX and the NASDAQ and will apply to cease being a reporting issuer in all jurisdictions. The purpose of the Amalgamation is to provide a means to distribute the proceeds of the Asset Sale Transaction to Shareholders upon termination of the business.

As discussed above under the section entitled “Background to the Asset Sale Transaction”, in May 2008, Westaim announced that as a part of an overall strategic review, it was reviewing alternatives for monetizing its investment in NUCRYST, including the sale of its NUCRYST Shares, the distribution of its NUCRYST Shares to shareholders of Westaim or the investment of Westaim's remaining liquid assets in NUCRYST. As part of this process, Westaim considered an amalgamation with NUCRYST but determined at that time that it did not want to pursue this transaction given the existing operations of NUCRYST. Westaim had also received inquiries from third parties regarding its ownership position in NUCRYST and possible transaction opportunities but had not received firm offers related to such inquiries.

In order to at least partially realize its objective of monetizing its investment in NUCRYST, Westaim requisitioned a special meeting of Shareholders in December 2008 to consider a return of capital of $0.80 per share to NUCRYST Shareholders. NUCRYST's Board of Directors formed the Special Committee to consider the return of capital and, as part of that process, presented a number of alternative transactions to Westaim for its consideration none of which Westaim was prepared to consider.

As discussed above under the section entitled “Background to the Asset Sale Transaction”, in view of the completion of the return of capital and the stated intentions of Westaim, the Board of Directors began evaluating the strategic alternatives for the business in the first quarter of 2009. Also in the first quarter of 2009, the size of the Board of Directors was reduced from seven to three directors. In connection with the decision to proceed with negotiating a definitive agreement with certain members of the Smith & Nephew Group for the sale of substantially all of the Corporation's assets in June 2009, the Corporation was of the view that in seeking the approval of the Shareholders for the Asset Sale Transaction, it would be important to have, and be able to communicate to the Shareholders, a clear plan for how the sale proceeds would be used in the event that the transaction was approved. As such, and upon further deliberation, the Corporation approached Westaim in July 2009 to inquire as to whether, assuming the Asset Sale Transaction with the Smith & Nephew Group proceeded, Westaim would be interested in entering into a business combination pursuant to which: (i) the Corporation would ultimately become a wholly-owned subsidiary of Westaim by completing an amalgamation pursuant to section 181 of the ABCA; and (ii) NUCRYST Shares held by the Minority Shareholders would be redeemed for cash.

In response to this approach, Westaim considered various alternatives available should the Corporation proceed with the Asset Sale Transaction. These included (i) a further distribution of cash to the Shareholders by way of dividend or similar distribution, (ii) a take-over bid for the NUCRYST Shares not already owned by Westaim, (iii) the liquidation and dissolution of the Corporation and (iv) the business combination proposed by the Corporation.

After discussions with the Corporation, Westaim advised the Corporation that it was prepared to proceed with a business combination by way of an amalgamation contingent upon, among other things, the closing of the Asset Sale Transaction. The Board of Directors considered the formation of a special committee to review and evaluate the Amalgamation but concluded it was unnecessary under the circumstances as the Board of Directors concluded that all current members of the Board of Directors were independent of Westaim and its associates and affiliates (other than the Corporation) and management.

The Board of Directors retained KPMG by letter dated September 30, 2009 to provide a formal valuation of the NUCRYST Shares based on the assumption that the Asset Sale Transaction would close in accordance with the terms of the Purchase Agreement. During the period from September 30, 2009 to November 4, 2009, KPMG reviewed the Corporation's business and affairs and conducted interviews with Management and Westaim in connection with preparing the Valuation. On November 2, 2009, KPMG presented its preliminary valuation to Management and Westaim based on information it had received to date. Management and Westaim reviewed in detail the scope of the review and analysis undertaken by KPMG in valuing the NUCRYST Shares, including KPMG's valuation methodologies and assumptions. The results of KPMG's preliminary valuation were communicated to the Board of Directors and, after discussions among the board members, the Board of Directors authorized representatives of the Corporation to enter into discussions with Westaim to determine if consensus could be reached as to the redemption amount for the Amalco Redeemable Preferred Shares.

On November 3, 2009, representatives of the Corporation and Westaim met to discuss the terms of the Amalgamation, including the range of value of $1.72 to $1.82 per NUCRYST Share outlined in KPMG's preliminary valuation. After discussing the preliminary valuation and reviewing in detail the assumptions and the nature of the contingent liabilities of the Corporation that will survive the Amalgamation, the Corporation and Westaim agreed on a redemption price of $1.77 per NUCRYST Share to be recommended to their respective boards of directors for approval as an amount that is fair to the Minority Shareholders.

At the November 4, 2009 Board of Directors meeting, KPMG presented a formal valuation orally and reviewed the preliminary valuation with the Board of Directors. The preliminary valuation concluded that as at the Valuation Date, based upon and subject to the analyses, assumptions, qualifications and limitations set forth in its opinion, the fair market value of NUCRYST Shares was in the range of $1.72 to $1.82 per NUCRYST Share. Management then advised the Corporation that it negotiated with Westaim a consideration of $1.77 per NUCRYST Share to be received by Minority Shareholders in connection with the Amalgamation. After a review of all the circumstances and the terms of the proposed Amalgamation Agreement, and based on its deliberations, the Board of Directors unanimously resolved to approve the Amalgamation and the Amalgamation Agreement on the terms presented.

Westaim presented the preliminary valuation information to its board of directors and based on its deliberations, the Westaim board of directors unanimously resolved to approve the Amalgamation and the Amalgamation Agreement on the terms presented subject to the Corporation entering into the proposed Asset Sale Transaction.

On November 10, 2009, Westaim and the Corporation executed the Amalgamation Agreement and the Corporation announced by press release the Corporation's intention to complete the Amalgamation if the Asset Sale Transaction closes.

The Board of Directors and Westaim’s board of directors have each unanimously determined that the Amalgamation is fair to, and in the best interests of, the Corporation and its Shareholders. In addition, the Board of Directors and Westaim have each determined that the Amalgamation is fair to the Minority Shareholders.

Following the completion of the Amalgamation, the Corporation will cease to exist, its shares will be removed from listing from the TSX and NASDAQ and subject to termination of registration under applicable securities laws. The Corporation intends to apply to cease its reporting obligations under all applicable securities laws. Shareholders will receive $1.77 per share cash consideration upon redemption of the shares issued pursuant to the Amalgamation, as described more particularly below.

Tax Considerations

Canadian Income Tax Considerations

In the opinion of Bennett Jones LLP, counsel to the Corporation, the following is, as of the date hereof, a general summary of the principal Canadian federal income tax consequences of the Amalgamation and the subsequent redemption of the Amalco Redeemable Preferred Shares. This summary is based on the current provisions of the Tax Act, counsel's understanding of the current administrative practices of the CRA and all proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, although there can be no assurances that such proposals will be enacted in their present form, if at all. This summary does not take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, or changes in the administrative practices of the CRA, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder. Accordingly, all Shareholders should consult their own tax advisors for advice with respect to their own particular circumstances.

Shareholders Resident in Canada

This part of the summary is applicable only to Resident Holders who, for purposes of the Tax Act and at all relevant times, hold their NUCRYST Shares and Amalco Redeemable Preferred Shares as capital property, deal at arm's length with 1499642 and the Corporation and are not affiliated with 1499642 or the Corporation. Certain Resident Holders, whose NUCRYST Shares and Amalco Redeemable Preferred Shares might not otherwise constitute capital property may be entitled to have their NUCRYST Shares, Amalco Redeemable Preferred Shares and all other “Canadian securities”, as defined in the Tax Act, deemed to be capital property by making an irrevocable election provided for by subsection 39(4) of the Tax Act. This summary does not apply to “financial institutions” within the meaning of section 142.2 of the Tax Act or to “specified financial institutions” as defined in the Tax Act and such institutions are advised to consult with their own tax advisors. This summary also does not apply to Resident Holders: (i) an interest in which would be a tax shelter investment; (ii) that has elected under the Tax Act to determine their Canadian tax results in a currency other Canadian currency; or (iii) who acquired their NUCRYST Shares pursuant to stock options issued by the Corporation. Such Resident Holders should consult their own advisors.

No Capital Gains or Capital Losses

A Resident Holder who, on the Amalgamation, exchanges his NUCRYST Shares for Amalco Redeemable Preferred Shares will not realize any capital gain or capital loss on the exchange. The Resident Holder will be considered to have disposed of the NUCRYST Shares for proceeds of disposition equal to the aggregate adjusted cost base of the NUCRYST Shares to the Resident Holder immediately before the Amalgamation and to have acquired the Amalco Redeemable Preferred Shares at an aggregate cost equal to those proceeds of disposition. There will, however, be income tax consequences to the Resident Holder on the redemption of the Resident Holder's Amalco Redeemable Preferred Shares as discussed below.

Redemption of the Amalco Redeemable Preferred Shares

The Amalgamation Agreement effectively provides that on the Amalgamation, there shall be allocated to the Amalco Redeemable Preferred Shares paid up capital equal to the redemption amount thereof. Accordingly on the redemption of the Amalco Redeemable Preferred Shares held by a Resident Holder, the Resident Holder will realize a capital gain (or capital loss) to the extent that the proceeds of disposition of such shares exceed (or are less than) the aggregate adjusted cost base to the Resident Holder of such shares and any reasonable cost of disposition.

The Income tax treatment of such dividends and such gain or loss is discussed below.

Taxation of Taxable Gains or Capital Losses

A Resident Holder will be required to include one half of the amount of any capital gain (a “Taxable Capital Gain”) in income in the year of disposition and will generally be entitled to deduct one half of the amount of any capital loss (an “Allowable Capital Loss”) against taxable capital gains realized in the year of disposition, or if allowable capital losses for the year exceed taxable capital gains for the year, in any of the three preceding taxation years or in any following taxation year against taxable capital gains realized in such taxation years, to the extent and under the circumstances specified in the Tax Act.

In general, a capital loss arising on a disposition of the NUCRYST Shares by a Resident Holder which is a corporation may in certain circumstances be reduced by the amount of dividends received or deemed to have been received on such NUCRYST Shares. Similar rules may also apply in other circumstances, including where a corporation, trust or partnership is a member of a partnership or a beneficiary of a trust that owns NUCRYST Shares. Such rules may also apply to any capital loss realized on the disposition of a holder's Amalco Redeemable Preferred Shares. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

A Resident Holder that is, throughout the relevant taxation year, a “Canadian controlled private corporation” as defined in the Tax Act may be liable to pay, in addition to the tax otherwise payable under the Tax Act, a refundable tax of 6 2/3% determined by reference to its “aggregate investment income” for the year, which is defined to include an amount in respect of taxable capital gains.

The realization of a capital gain (or capital loss) by an individual or a trust, other than certain specified trusts, will be taken into account in determining their potential liability for alternative minimum tax under the Tax Act. Resident Holders should consult their own tax advisors with respect to alternative minimum tax provisions.

Dissenting Shareholders

Under the current administrative practices of the CRA, Resident Holders who exercise their right of dissent in respect of the Amalgamation will be considered to have disposed of their NUCRYST Shares for proceeds of disposition equal to the amount paid by Amalco to them for such shares, excluding the amount of any interest awarded by the court, and will realize a capital gain (or capital loss) to the extent that those proceeds of disposition exceed (or are less than) the adjusted cost base of such NUCRYST Shares to the Resident Holder who is a Dissenting Shareholder and any reasonable cost of disposition. Any interest awarded to a Resident Holder who is a Dissenting Shareholder will be included in the Resident Holder's income. The tax treatment of capital gains and capital losses is discussed above.

Non-Residents of Canada

The following portion of the summary is generally applicable to a Non-Resident Holder whose NUCRYST Shares and Amalco Redeemable Preferred Shares do not otherwise constitute “taxable Canadian property”, as defined in the Tax Act, to the Non-Resident Holder. NUCRYST Shares and Amalco Redeemable Preferred Shares will generally not constitute taxable Canadian property to a Non-Resident Holder unless: (a) at any time during the 60 month period immediately preceding the disposition thereof, 25% or more of the issued shares of any class or series of a class of the shares of the capital stock of the Corporation were owned by the Non-Resident Holder, by persons with whom the Non-Resident Holder did not deal at arm's length or by any combination thereof; or (b) the NUCRYST Shares were acquired by the Non-Resident Holder in certain types of tax deferred rollovers in consideration for property that was itself taxable Canadian property. The Tax Act contains provisions relevant to a non-resident insurer that carries on business in Canada which this summary does not take into account. Accordingly, such Shareholders should consult their own tax advisors. Non-Resident Holders whose NUCRYST Shares or Amalco Redeemable Preferred Shares are taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

A Non-Resident Holder will not realize any capital gain in respect of the disposition of shares on the Amalgamation and will not be subject to taxation under the Tax Act in respect of any capital gain realized on the redemption of the Amalco Redeemable Preferred Shares. However, such Non-Resident Holder may be deemed to have received a dividend as a result of such redemption as discussed below.

Dissenting Shareholders

Under the current administrative practice of the CRA, the receipt by a Non-Resident Holder who is a Dissenting Shareholder with respect to the Amalgamation, of a cash payment equal to the fair market value of his or her capital NUCRYST Shares will be treated as proceeds of disposition of such NUCRYST Shares (except for any amount received as interest). No Canadian tax will be payable on any capital gain realized by a Non-Resident Holder in the circumstances or on any amount received as interest.

Non-Resident Holders should consult their own tax advisors for advice with respect to any foreign tax consequences of the Amalgamation and the redemption of the Amalco Redeemable Preferred Shares.

Certain United States Federal Income Tax Considerations

The following is a summary of certain material United States federal income tax consequences of the Amalgamation and the subsequent redemption of the Amalco Redeemable Preferred Shares. Because the United States federal income tax consequences will vary from Shareholder to Shareholder depending on each Shareholder's unique tax circumstances, this summary does not attempt to discuss all of the United States tax consequences of the Amalgamation and subsequent redemption. This summary only discusses tax considerations applicable to a Shareholder who is a United States citizen or resident. The summary assumes that the Shareholder neither owns any direct or indirect share ownership in Westaim nor is related to a person who is such an owner, and that the Shareholder holds any NUCRYST Shares as a capital asset (as defined in Internal Revenue Code §1221). Shareholders are urged to consult their own tax advisers to determine the United States federal, state and local tax consequences for them of the Amalgamation and the subsequent redemption in light of their individual circumstances.

For United States federal income tax purposes, the Amalgamation and the subsequent redemption of the Amalco Redeemable Preferred Shares will be treated as a sale or exchange by Shareholders of their NUCRYST Shares for the Redemption Consideration. Each such Shareholder will generally recognize capital gain or loss on the sale or exchange based on the difference between the Shareholder's tax basis in NUCRYST Shares and the amount of Redemption Consideration received. Generally, the gain or loss recognized will be long-term capital gain or loss if the Shareholder has owned the NUCRYST Shares for more than twelve months as of the date of the Amalgamation.

Fairness of the Proposed Transactions

Factors Considered in Determining Fairness

The Board of Directors considered the formation of a special committee to review and evaluate the Amalgamation but concluded it was unnecessary under the circumstances as the Board of Directors concluded that all members of the Board of Directors were independent of Westaim and its associates and affiliates (other than the Corporation) and management. In light of the Valuation conducted by KPMG, the range of fair market value for the Corporation's common shares determined in the Valuation, and the consideration to be received by Minority Shareholders falling within that range, the Board of Directors and Westaim also determined that the Amalgamation and the Amalgamation Agreement are in the best interests of the Corporation and all of its Shareholders, including the Minority Shareholders.

Benefits and Disadvantages of the Amalgamation

The Corporation and Westaim in evaluating the Amalgamation considered the following effects of the transaction in determining that the Amalgamation is fair to Minority Shareholders.

Benefits of the Amalgamation

Benefits of the Amalgamation to NUCRYST include the following;

(a)	elimination of the costs incurred as a result of being a public company; and

(b)	significant reduction in operating costs by eliminating separate management from Westaim and reducing all other operational activities.

Benefits of the Amalgamation to Westaim include the following;

(a)	Westaim, which currently owns approximately 75% of the outstanding shares of NUCRYST, will own a 100% interest in NUCRYST through its ownership of all of the shares of Amalco and will benefit from any future increase in value of NUCRYST;

(b)	Westaim will be able to eliminate the duplicative public company costs currently incurred by NUCRYST and Westaim; and

(c)	Westaim will have more immediate access to the remaining proceeds of the Asset Sale Transaction through its 100% ownership of Amalco.

Benefits of the Amalgamation to the Minority Shareholders include the following;

(a)	Minority Shareholders will receive $1.77 for each share of NUCRYST common stock, an amount that represents a 77% premium based on the NASDAQ closing price of $1.00 on November 10, 2009 prior to the announcement of the Asset Sale Transaction and the Amalgamation;

(b)	Minority Shareholders will receive cash for their shares without having to incur any brokerage commissions or other fees that might otherwise be incurred in a sale of shares transaction; and

(c)	Minority Shareholders will no longer be subject to the business risks of NUCRYST’s continuing operations which, following the closing of the Asset Sale Transaction, would not have any revenue producing activities.

Disadvantages of the Amalgamation

Disadvantages of the Amalgamation to NUCRYST include the following;

(a)	NUCRSYT would no longer exist in its current form and Amalco, which is the surviving entity of the Amalgamation, would be a wholly owned subsidiary of Westaim;

Disadvantages of the Amalgamation to Westaim include the following;

(a)	Westaim would no longer hold a majority ownership position in a public company entity. As such, it would not have the same access to raising funding through the public market that it might otherwise have;

(b)	the ability to recognize any value related to the tax assets of the NUCRYST may be significantly impaired as a result of the Asset Sale Transaction and the Amalgamation; and

(c)	Westaim, through its wholly-owned subsidiary, Amalco, will be responsible for all NUCRYST’s pre-closing liabilities and commitments that survive the closing of the Asset Sale Transaction as well as certain indemnification obligations of NUCRYST under the Purchase Agreement.

Disadvantages to the Amalgamation to Minority Shareholders include the following;

(a)	following completion of the Amalgamation, Minority Shareholders will cease to have any interest in NUCRYST and will have no opportunity to participate in any future earnings, growth or business opportunities of NUCRYST, if any;

(b)	the receipt of the cash Redemption Consideration by the Minority Shareholders for the Amalco Redeemable Preferred Shares will be a taxable transaction for income tax purposes; and

(c)	Minority Shareholders who receive $1.77 in cash per Amalco Redeemable Preferred Share may receive less for their shares than they would if the NUCRYST Shares continued to be traded on the NASDAQ and TSX.

Approval of Shareholders

Asset Sale Resolution

In accordance with the ABCA, the Asset Sale Resolution must be approved by not less than 66 2/3% of the votes cast by the holders of NUCRYST Shares present in person or represented by proxy at the Meeting and entitled to vote in respect of the Asset Sale Resolution. Westaim holds approximately 75% of the outstanding NUCRYST Shares. Pursuant to the Support Agreement, Westaim has agreed to cause all NUCRYST Shares owned or controlled by it to be voted in favour of the Asset Sale Resolution, thereby ensuring that the Asset Sale Resolution will be approved in accordance with the ABCA. Approval of the Asset Sale Resolution by a majority of unaffiliated Shareholders is not required. Westaim would not be required to vote in favour or the Asset Sale Resolution if a Superior Proposal is received, the Board of Directors has recommended that Shareholders approve such Superior Proposal, and S&N does not make an offer of equal or greater value to such Superior Proposal. Refer to “Information Regarding the Asset Sale Transaction—Approval Requirement for Asset Sale Resolution” below.

Amalgamation Resolution

The Amalgamation Resolution requires that two approval thresholds be met. In accordance with the ABCA, the Amalgamation Resolution requires the approval of 66 2/3% of the votes cast by the holders of NUCRYST Shares present in person or represented by proxy at the Meeting and entitled to vote in respect of the Amalgamation Resolution. Westaim has advised the Corporation that it will cause all NUCRYST Shares owned or controlled by it to be voted in favour of the Amalgamation Resolution, thereby ensuring that the Amalgamation Resolution will be approved in accordance with the ABCA. In addition, as described more particularly below in “Information Regarding the Amalgamation—Approval Requirement for Amalgamation Resolution”, a majority of the disinterested shareholders must approve the Amalgamation Resolution pursuant to MI 61-101.

Prior Offers

While the Corporation has from time to time had informal discussions regarding strategic alternatives for its business, including the proposal to Westaim referred to above under the section entitled “Special Factors—Background to the Asset Sale Transaction”, during the twenty four (24) months preceding the execution of the Purchase Agreement and the Amalgamation Agreement, the Corporation had not received any bona fide prior offer that relates to the subject matter of, or is otherwise relevant to, the transactions contemplated by the Purchase Agreement and the Amalgamation Agreement.

Unaffiliated Representative

As described above, the Board of Directors retained KPMG to provide the Fairness Opinion and the Valuation. The Fairness Opinion and the Valuation are described more particularly below under the section entitled “Fairness Opinion and Valuation”. KPMG evaluated the fairness, from a financial point of view, of the Asset Sale Transaction to the Corporation, and determined that the fair market value of NUCRYST Shares is in the range of $1.72 to $1.82 per share. The Corporation and Westaim agreed on a value of $1.77 per NUCRYST Share to be recommended to their respective boards of directors for approval as consideration to unaffiliated Shareholders in the Amalgamation. The Board of Directors did not retain an unaffiliated representative to act solely on behalf of unaffiliated Shareholders in connection with the Asset Sale Transaction or the Amalgamation.

FAIRNESS OPINION AND VALUATION

Fairness Opinion and Valuation

The Fairness Opinion and the Valuation have been provided for the use of the Board of Directors and for inclusion in this Information Circular. The Fairness Opinion and the Valuation do not address the merits of the underlying decision to engage in the Proposed Transactions and do not constitute a recommendation to any Shareholder as to how such Shareholder should vote on the Asset Sale Resolution or the Amalgamation Resolution. The following constitutes a summary of the Fairness Opinion and the Valuation and is qualified in its entirety by the full text of the Fairness Opinion and the Valuation attached as Appendix C to this Information Circular. Shareholders are urged to read the Fairness Opinion and the Valuation in their entirety.

Engagement of KPMG

KPMG was formally engaged by the Board of Directors by two letters dated September 30, 2009 (the “Engagement Agreements”) to provide the Fairness Opinion and the Valuation in connection with the Proposed Transactions. The terms of the Engagement Agreements provide that the Corporation is to pay KPMG a fixed fee and is to be reimbursed for its reasonable out-of-pocket expenses to complete the Fairness Opinion and the Valuation. Pursuant to the terms of the Engagement Agreements, the Corporation is to pay KPMG's fees and costs in respect of the Fairness Opinion and Westaim is to pay KPMG's fees and costs in respect of the Valuation. KPMG is also being indemnified by the Corporation in respect of certain liabilities which may be incurred by KPMG in connection with the provision of its services. No part of KPMG's fee is contingent upon the conclusions reached in the Fairness Opinion or the Valuation or on the successful execution of the Proposed Transactions.

Credentials of KPMG

KPMG LLP, the parent company of KPMG, is one of the world's largest professional services organizations, offering a broad range of services. KPMG's valuations professionals have significant experience in advising a broad range of companies for various purposes, including securities law compliance, fairness opinions, mergers and acquisitions, corporate income tax and litigation matters, amongst other things. The Fairness Opinion and the Valuation are the opinions of KPMG as a firm and the form and content has been approved for release by a committee of directors and officers, each of whom is a member of the Canadian Institute of Chartered Business Valuators and experienced in merger, acquisition, divestiture and valuation matters.

Independence of KPMG

Neither KPMG nor any of its affiliates is an advisor to the Corporation or S&N in respect of the Asset Sale Transaction other than the provision of the Fairness Opinion to the Board of Directors. The engagement team responsible for the preparation of the Fairness Opinion is independent of the Corporation and S&N, and has acted objectively. The engagement team has no present or contemplated interest in the Corporation or S&N, nor is the engagement team an Insider or associate of the Corporation or S&N.

With respect to the Valuation, none of KPMG or any of its affiliates: (a) is an “associated entity”, “affiliated entity” or “issuer insider” of Westaim as such terms are used in MI 61-101; (b) is an advisor to Westaim in connection with the Amalgamation Transaction; (c) is a manager or co-manager of a soliciting dealer group for the Amalgamation Transaction or a member of a soliciting dealer group for the Amalgamation Transaction; (d) is the external auditor of the Corporation or Westaim; or (e) has a financial incentive with respect to the conclusions reached in the Valuation or has a material financial interest in the completion of the Amalgamation Transaction.

Neither KPMG nor any of its affiliates have conducted any prior valuations of the Corporation.

It is noted by KPMG that KPMG LLP and certain of its international member firms have provided unrelated professional services to S&N and KPMG LLP has provided unrelated internal control advisory services to the Corporation. KPMG has implemented ethical divider and confidentiality procedures to provide additional protection against the unauthorized disclosure of confidential information.

Scope of Review

In connection with preparing and rendering the Fairness Opinion and the Valuation, KPMG has reviewed, and where it considered appropriate, relied upon, the following information, among other things:

(a)	the Purchase Agreement, including the schedules thereto;

(b)	a letter of intent received by the Corporation from S&N, dated June 26, 2009;

(c)	historical audited financial statements of the Corporation for the years ended December 31, 2004 through December 31, 2008;

(d)	annual report of the Corporation for the year ended December 31, 2008;

(e)	unaudited interim financial statements of the Corporation for the nine months ended September 30, 2009;

(f)	financial and operational information on the Corporation including memorandums, presentations and reports;

(g)	a summary of the Corporation's income tax balances as at December 31, 2008;

(h)	tax analysis prepared by the Corporation relating to an audit by CRA;

(i)	projected income and cash flow statements for the fourth quarter of 2009 and projected pro forma balance sheet as at December 31, 2009;

(j)	a detailed severance analysis prepared by Management;

(k)	quarterly financial projections prepared by Management for the years ending December 31, 2009 through December 31, 2018;

(l)	a license and development agreement and a supply agreement between the Corporation and S&N;

(m)	discussions with and representations made by representatives of Management of the Corporation regarding current and future prospects of the business and existing contingent liabilities;

(n)	discussions with Westaim regarding the net assets of the Corporation including contingent liabilities;

(o)	certain publicly available information including publicly traded share prices, trading volumes and other information, financial and otherwise, that KPMG considered relevant in the circumstances; and

(p)	general industry information and economic information obtained from Management of the Corporation and other public sources considered reliable and appropriate by KPMG in the circumstance.

In preparing its conclusions, KPMG has necessarily relied on information provided by, and representations made by Management regarding the Corporation. KPMG's reliance on this information is based on Management's representations as to its completeness and accuracy, including a general representation that they have no knowledge of facts not contained in or referred to in the information provided to KPMG verbally or in writing by Management which would reasonably be expected to affect the Fairness Opinion or the Valuation, including the assumptions used, concepts and approaches adopted or the scope of the review undertaken by KPMG. Management placed no restrictions on the scope of the investigation conducted by KPMG.

Restrictions and Qualifications

The Fairness Opinion and the Valuation have been provided for the use of the Board of Directors and for inclusion in this Information Circular, and may not be used by any other person or relied upon by any other person without the express prior written consent of KPMG. KPMG assumes no responsibility for losses incurred by the Corporation, the Shareholders, the Board of Directors, or any other parties as a result of the circulation, publication, reproduction or use of the Fairness Opinion or the Valuation contrary to the provisions of this paragraph.

The Fairness Opinion and the Valuation are subject to the assumptions, explanations and limitations set forth therein.

In preparing the Fairness Opinion and the Valuation, KPMG has relied upon the completeness, accuracy and fair presentation of all of the financial and other factual information, data, advice, opinions or representations obtained by it from public sources and Management. KPMG's conclusions are conditional upon the completeness, accuracy and fair presentation of such information. Subject to the exercise of professional judgment, KPMG has not attempted to verify independently the completeness, accuracy or fair presentation of any of such information.

Date of Fairness Opinion

The Fairness Opinion is given as of November 10, 2009. KPMG disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion, which would have been known or expected to be known as of the date of the Fairness Opinion, but may come or be brought to KPMG's attention after such date.

Fairness Opinion Approach

The assessment of fairness from a financial point of view must be determined in the context of the Asset Sale Transaction. KPMG has based its Fairness Opinion on methods and techniques that KPMG considered appropriate in the circumstances and considered a number of factors in KPMG's review of the Asset Sale Transaction.

In order to assess the fairness of the Asset Sale Transaction from a financial point of view to the Corporation, KPMG reviewed and considered the following, amongst other things:

(a)	A comparison of the net proceeds from the Asset Sale Transaction to the estimated value of the net operating assets of the Corporation.

(b)	A comparison of the net proceeds from the Asset Sale Transaction to the value implied by the trading price of the NUCRYST Shares prior to the announcement of the Asset Sale Transaction.

(c)	The terms of the Asset Sale Transaction being an all cash offer having the effect of reducing any additional risk associated with future cash flows of the Corporation's net operating assets.

(d)	A review of the process undertaken by the Board of Directors in respect of the Asset Sale Transaction and all related documentation, including the offer received from S&N.

Fairness Opinion Conclusion

Based upon and subject to the foregoing and such other matters KPMG considered to be relevant, KPMG is of the opinion that as of November 10, 2009, the Asset Sale Transaction contemplated by the Purchase Agreement is fair to the Corporation from a financial point of view.

Date of Valuation

The Valuation has been based on the projected pro forma financial position of the Corporation as at December 31, 2009 (the “Valuation Date”), which is on or about the expected closing date of the Proposed Transactions. The analysis underlying the Valuation was prepared in October and November of 2009 and based on information available in October and November, 2009, approximately two months prior to the Valuation Date. Accordingly, in assessing the fair market value of the NUCRYST Shares at the Valuation Date, KPMG has assumed that there will be no material change between the date hereof and the Valuation Date other than as disclosed herein. In particular, KPMG has assumed that there will be no material changes in the conditions and prospects, financial or otherwise, of the Corporation other than as disclosed herein, or in prevailing securities markets, economic, financial and general business conditions.

Definition of Fair Market Value

For the purpose of the Valuation and pursuant to MI 61-101, “fair market value” is defined as the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm's length with the other and under no compulsion to act.

Consistent with MI 61-101, in determining the fair market value of the NUCRYST Shares, KPMG has not included a downward adjustment to reflect the liquidity of the NUCRYST Shares, the effect of the Amalgamation on the NUCRYST Shares or the fact that the NUCRYST Shares held by Shareholders other than Westaim do not form part of a controlling interest.

Valuation Approach

The Valuation is based upon methodologies and assumptions that KPMG considered appropriate in the circumstances for the purposes of arriving at an opinion as to the range of fair market value of the NUCRYST Shares.

In assessing the fair market value of the NUCRYST Shares, KPMG has applied a going concern assumption and employed the adjusted net asset valuation approach for the following reasons:

(a)	Subsequent to the Asset Sale Transaction, the Corporation will have no active operations, as all revenue generating assets will have been sold.

(b)	The activities of the Corporation do not extend beyond holding cash and certain other assets and liabilities.

Under the adjusted net asset approach, the equity value of a company is determined by restating the reported net book value of the assets and liabilities of a company to their respective fair market values.

Using the foregoing approach, KPMG determined the fair market value of the net assets of the Corporation having regard to certain adjustments, but excluding certain closing costs and contingent and other liabilities specified in the Valuation. KPMG then reflected such costs and liabilities in determining the fair market value of the NUCRYST Shares.

Fair Market Value Conclusion

Based on the adjusted net assets of the Corporation and the other liabilities as discussed in the Valuation, KPMG determined the fair market value of the Corporation to be in the range of $32.4 million to $34.4 million as at the Valuation Date.

Valuation Conclusion

Based on the scope of KPMG's review and subject to the assumptions, restrictions and qualifications as noted therein, and having regard to the total number of issued and outstanding NUCRYST Shares on a fully diluted basis, KPMG is of the opinion that the fair market value of the NUCRYST Shares is in the range of $1.72 to $1.82 per share as at the Valuation Date.

As described above in the section entitled “Background to the Amalgamation”, the Corporation and Westaim agreed on a value of $1.77 per NUCRYST Share to be recommended to their respective boards of directors for approval as consideration to unaffiliated NUCRYST Shareholders in the Amalgamation.

INFORMATION REGARDING THE ASSET SALE TRANSACTION

A discussion of the background to the Asset Sale Transaction is provided above in the section entitled “Special Factors — Background to the Asset Sale Transaction”.

Summary of the Purchase Agreement

On November 10, 2009, the Parties executed and delivered the Purchase Agreement setting out the terms and conditions relating to the sale of the Purchased Assets to S&N.

The following summary of the Purchase Agreement is qualified in its entirety by the text of the Purchase Agreement, a copy of which is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov/edgar.shtml.

Purchase Price

The Purchase Agreement provides for the sale by the Corporation and the Subsidiary and the purchase by S&N of the Purchased Assets in exchange for aggregate cash consideration of $21,000,000, plus the value of working capital, subject to certain adjustments.

Purchased Assets

Pursuant to the Purchase Agreement, S&N Canada shall purchase the Corporation's entire right, title and interest in and to its Contract Manufacturing Business, excluding certain specified assets such as all cash on hand on the Closing Date. In addition, pursuant to the Purchase Agreement, the Corporation and the Subsidiary shall sell to S&N Overseas all of their right title and interest in and to all intellectual property owned or licensed by the Corporation and the Subsidiary (the “Transferred IP”), excluding certain specified assets. The Contract Manufacturing Business and the Transferred IP collectively represent all, or substantially all, of the assets of the Corporation and the Subsidiary. The assets which shall be excluded from the purchase and sale are further detailed in the Purchase Agreement.

Representations and Warranties

The Purchase Agreement contains representations and warranties of each of the Corporation and the Subsidiary as of the date of execution of the Purchase Agreement and as of the Closing Date, related to, among other things: (a) due incorporation and existence; (b) authorization and enforceability; (c) residency; (d) non-contravention of constating documents, material contracts, laws or rulings; (e) right to sell, and title to the assets; (f) contractual and other obligations; (g) lease obligations; (h) litigation and other proceedings; (i) insurance; (j) intellectual property; (k) tax matters; (l) compliance with applicable regulations; (m) accounts receivable; (m) absence of certain changes; (n) matters relating to employees; (o) labour matters; and (p) environmental matters.

S&N Canada and S&N Overseas have also given representations and warranties as of the date of execution of the Purchase Agreement and as of the Closing Date, related to, among other things: (a) due incorporation and existence; (b) authorization and enforceability; and (c) non-contravention of constating documents, material contracts, laws or rulings.

The representations and warranties provided by the Parties shall survive for a period of one (1) year, except: (a) in the case of representations and warranties provided with respect to tax matters of each of the Corporation and the Subsidiary, which shall survive, generally, until 90 days after the relevant governmental authorities are no longer entitled to assess or reassess the Corporation or the Subsidiary, as the case may be, in respect of the tax in question; (b) the representations and warranties of the Corporation and the Subsidiary relating to the right to sell, and title to, assets, environmental matters and title to intellectual property owned by the Corporation or the Subsidiary, which shall be unlimited in duration; and (c) in the case of fraudulent misrepresentation, the representation and warranty shall be unlimited in duration.

Conditions to Closing

The obligation of S&N Canada and S&N Overseas to complete the purchase of the Purchased Assets is subject to the fulfillment of certain conditions for the exclusive benefit of S&N Canada and S&N Overseas, including:

(a)	the representations and warranties of the Corporation and the Subsidiary set forth in the Purchase Agreement, and any other agreement or document delivered pursuant to the Purchase Agreement, shall be true and correct in all material respects at the Time of Closing; all obligations and covenants of the Corporation and the Subsidiary in the Purchase Agreement, and any other agreement or document delivered pursuant to the Purchase Agreement, that are to be performed or complied with by the Corporation prior to or at the Time of Closing shall have been performed or complied with in all material respects; and the Corporation and the Subsidiary shall not be in breach of any agreement on their part contained in the Purchase Agreement;

(b)	since the date of signing the Purchase Agreement, there shall have been no change in any of the assets, business, financial conditions, earnings, results of operations or prospects of the Corporation or the Subsidiary, or any other event, development or condition of any character (whether or not covered by insurance) that has, or might reasonably be expected to have, a Material Adverse Effect (as defined in the Purchase Agreement);

(c)	the Asset Sale Resolution shall have been approved by the Shareholders and all key consents required to be obtained by the Corporation pursuant to the Purchase Agreement shall have been obtained;

(d)	Shareholders representing not less than sixty seven percent (67%) of the outstanding securities entitled to attend and vote at the Meeting shall have executed and delivered the Support Agreement; and

(e)	at or prior to the Time of Closing, the Corporation and the Subsidiary shall have duly delivered the agreements, certificates and other instruments and documents required pursuant to the Purchase Agreement.

The obligation of the Corporation and the Subsidiary to complete the sale of the Purchased Assets is subject to the fulfillment of certain conditions for the exclusive benefit of the Corporation and the Subsidiary, including:

(a)	the representations and warranties of S&N Canada and S&N Overseas set forth in the Purchase Agreement, and any other agreement or document delivered pursuant to the Purchase Agreement, shall be true and correct in all material respects at the Time of Closing; all obligations and covenants of S&N Canada and S&N Overseas in the Purchase Agreement, and any other agreement or document delivered pursuant to the Purchase Agreement, that are to be performed or complied with by the Corporation prior to or at the Time of Closing shall have been performed or complied with in all material respects; and S&N Canada and S&N Overseas shall not be in breach of any agreement on their part contained in the Purchase Agreement;

(b)	the Asset Sale Resolution shall have been approved by the Shareholders;

(c)	at or prior to the Time of Closing, the Corporation shall have duly delivered the agreements, certificates and other instruments and documents required pursuant to the Purchase Agreement; and

(d)	S&N shall have delivered all duly executed consents required to terminate certain prior agreements entered into among the Corporation, Subsidiary, S&N Canada and various of its affiliates, and various third parties relating to prior business transactions and dealings among the Corporation, the Subsidiary, S&N Canada and various of its affiliates, together with releases of counterparties to such agreements relating to any claim or liability arising out of such agreements and discharges of registrations made by, and releases of the assignments made to, the trustee under certain of such agreements.

Termination

The Purchase Agreement may be terminated at any time prior to Closing by mutual consent of the Parties.

S&N shall be permitted to terminate the Purchase Agreement at any time prior to Closing:

(a)	if any representation or warranty of the Corporation or the Subsidiary that is qualified by a Material Adverse Effect (as defined the Purchase Agreement) shall be untrue or incorrect in any respect; or any representation or warranty that is not qualified by a Material Adverse Effect (as defined the Purchase Agreement) shall be untrue or incorrect in any respect unless the failure to be true or correct has not had or would not reasonably be expected to have a Material Adverse Effect (as defined the Purchase Agreement); and such breach, default or inaccuracy is not curable or, if curable, is not cured within thirty (30) days following the date that S&N provides written notice of such breach to the Corporation or the Subsidiary, as applicable;

(b)	if any of the conditions for the benefit of S&N set forth in the Purchase Agreement have not been satisfied or waived by January 21, 2010; or

(c)	upon the occurrence of a Purchaser Damages Event.

The Corporation and the Subsidiary shall be permitted to terminate the Purchase Agreement at any time prior to Closing:

(a)	if any representation or warranty of S&N Canada and S&N Overseas shall be untrue or incorrect in any respect;

(b)	if any of the conditions for the benefit of S&N set forth in the Purchase Agreement have not been satisfied or waived by January 21, 2010; or

(c)	prior to the approval of the Asset Sale Resolution, upon the Corporation entering into a definitive agreement with respect to a Superior Proposal (as defined in the Purchase Agreement) in accordance with the provisions of the Purchase Agreement and payment of the Termination Fee.

Termination Fee

The Corporation will be required to pay $1,050,000 (the “Termination Fee”) to S&N if, at any time after the date of execution of the Purchase Agreement, any of the following occur:

(a)	the Board of Directors has withdrawn, modified, qualified or changed: (i) its determination that the transactions contemplated by the Purchase Agreement are fair, from a financial point of view, to the Corporation, and are in the best interests of the Corporation; or (ii) its recommendation that the Shareholders vote in favour of the Asset Sale Resolution; in a manner that is adverse to S&N, or shall have resolved to do so prior to the Closing Date, or has failed to publicly reconfirm any such recommendation upon the request of S&N prior to the earlier of ten days following such request or seventy two (72) hours prior to the Meeting;

(b)	a bona fide Acquisition Proposal (as defined in the Purchase Agreement) has been publicly announced or is proposed, offered or made to the Corporation or the Shareholders prior to the date of the Meeting and the Shareholders do not approve the Asset Sale Resolution or the Asset Sale Resolution is not submitted for their approval;

(c)	the Board of Directors accepts, recommends, approves or enters into an agreement to implement a Superior Proposal (as defined in the Purchase Agreement); or

(d)	the Corporation is in breach of certain requirements with respect to the preparation or content of the Meeting materials, or is in breach of their non-solicitation covenants set forth in the Purchase Agreement and S&N gives notice to the Corporation that it does not intend to complete the transaction contemplated by this Agreement as a result of such breach or breaches;

(each of the above being a “Purchaser Damages Event”). Should the Termination Fee become payable in accordance with the provisions of the Purchase Agreement, such payment shall constitute payment of liquidated damages which are a genuine pre-estimate of the damages which S&N will suffer or incur as a result of the event giving rise to such damages and resultant termination of the Purchase Agreement, and is not a penalty. Pursuant to the Purchase Agreement, the Parties have agreed that payment of the Termination Fee shall be the sole monetary remedy of S&N in relation to the event giving rise to such damages and resultant termination of the Purchase Agreement.

Indemnification

The Corporation and the Subsidiary have agreed to indemnify and save S&N Canada and S&N Overseas harmless from and against all loss, liability, damage, and other costs and expenses suffered by S&N Canada and S&N Overseas in respect of: (a) any breach or inaccuracy of a representation or warranty and any non-fulfillment or failure to perform any covenant or agreement on the part of the Corporation or the Subsidiary contained in the Purchase Agreement; (b) any liability in respect of the Excluded Assets (as defined in the Purchase Agreement) and Excluded Liabilities (as defined in the Purchase Agreement) or liabilities which are not assumed by S&N pursuant to the Purchase Agreement; (c) any assessment or reassessment for taxes relating to the Corporation or the Subsidiary for any taxation year or period ending before the Closing Date; (d) any misrepresentation or alleged misrepresentation in this Information Circular, except if such misrepresentation or alleged misrepresentation is based solely on the S&N Information included herein or the negligence, wilful misconduct or fraud of S&N; (e) any transaction fees incurred by the Corporation or the Subsidiary in connection with the sale of the Purchased Assets; (f) breach of applicable laws by the Corporation or the Subsidiary in connection with the transactions contemplated in the Purchase Agreement; and (g) all claims, demands, costs and expenses, including legal fees, in respect of the foregoing.

S&N Canada and S&N Overseas have agreed to indemnify and save the Corporation and the Subsidiary harmless from and against all loss, liability, damage, and other costs and expenses suffered by the Corporation and the Subsidiary in respect of: (a) any breach or inaccuracy of a representation or warranty and any non-fulfillment or failure to perform any covenant or agreement on the part of the S&N Canada and S&N Overseas contained in the Purchase Agreement; (b) failure of S&N or its nominee to pay, discharge or perform any of the liabilities assumed under the Purchase Agreement; (c) claims by an employees who accept S&N Canada's offer of employment and whose employment is terminated after the Closing; (d) any goods and services tax payable under the Excise Tax Act (Canada) which may be assessed against the Corporation or the Subsidiary in connection with the sale, assignment or transfer of the Purchased Assets; (e) any misrepresentation or alleged misrepresentation in the S&N Information included in this Information Circular; (f) breach of applicable laws by S&N Canada or S&N Overseas in connection with the transactions contemplated in the Purchase Agreement; (g) any transaction fees incurred by the S&N in connection with the sale of the Purchased Assets; and (h) all claims, demands, costs and expenses, including legal fees, in respect of the foregoing.

The indemnities provided by the Corporation and the Subsidiary to S&N Canada and S&N Overseas shall be subject to an aggregate threshold of $25,000 and an overall limitation of $11,000,000, provided, however, there shall be no such limit on the amount of indemnification by the Corporation or the Subsidiary in respect of claims based on fraud on the part of the Corporation or the Subsidiary or where S&N becomes liable for Excluded Liabilities (as defined in the Purchase Agreement) or other liabilities of the Corporation or the Subsidiary that are not Assumed Liabilities (as defined in the Purchase Agreement) or that were not disclosed to S&N prior to the Closing Date.

Non-Solicitation Covenant and Superior Proposals

Pursuant to the Purchase Agreement, the Corporation and the Subsidiary have agreed to cease and terminate all discussions and negotiations with any third parties to enter into any transaction that would reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by the Purchase Agreement or which would reasonably be expected to materially reduce the benefits to S&N thereunder. However, the foregoing covenant does not preclude the Corporation, its officers, directors or advisors from engaging in unsolicited discussions or negotiations relating to such a transaction with third parties. In the event that such third party discussions or negotiations result in the making of a Superior Proposal (as defined in the Purchase Agreement), the Corporation shall notify S&N. At least seventy two (72) hours prior to the acceptance by the Corporation of any such Superior Proposal, the Corporation shall notify S&N of the same and S&N shall have such seventy two (72) hour timeframe within which to propose amended terms and conditions to the Purchase Agreement such that the consideration provided in the Purchase Agreement is of equal or greater value when compared with such Superior Proposal.

Approval Requirement for Asset Sale Resolution

In order to complete the sale of the Purchased Assets and the transactions contemplated by the Purchase Agreement, the Shareholders will be asked to consider and, if deemed advisable, approve, with or without amendment, the Asset Sale Resolution at the Meeting. The full text of the Asset Sale Resolution is attached as Appendix A to this Information Circular.

In accordance with the ABCA, the Asset Sale Resolution must be approved by not less than 66 2/3% of the votes cast by the holders of NUCRYST Shares present in person or represented by proxy at the Meeting and entitled to vote in respect of the Asset Sale Resolution. Westaim holds approximately 75% of the outstanding NUCRYST Shares. Pursuant to the Support Agreement, Westaim has agreed to cause all NUCRYST Shares owned or controlled by it to be voted in favour of the Asset Sale Resolution, thereby ensuring that the Asset Sale Resolution will be approved in accordance with the ABCA. Notwithstanding the foregoing, it is a term of the Support Agreement that, in the event that a Superior Proposal (as defined in the Purchase Agreement) is made and the Board of Directors has recommended the Shareholders approve such Superior Proposal, and S&N does not succeed in making an offer of equal or greater value to such Superior Proposal, in accordance with the provisions of the Purchase Agreement, Westaim shall not be required to vote in favour of the Asset Sale Resolution. However, if for any reason the Superior Proposal is withdrawn, expires, terminates or any of Westaim's NUCRYST Shares are not taken up and paid for pursuant to the Superior Proposal, Westaim has agreed to vote its NUCRYST Shares in accordance with the provisions of the Support Agreement, if the Asset Sale Transaction is still outstanding or pending.

Unless specified in the enclosed Instrument of Proxy that the NUCRYST Shares represented by the Instrument of Proxy shall be voted against the Asset Sale Resolution, the person represented in the Instrument of Proxy intends to vote FOR the Asset Sale Resolution.

Dissenting Shareholders will be entitled to be paid the fair value of their NUCRYST Shares in accordance with the ABCA. For a full description of such dissent rights, see the section “Right to Dissent” below and Appendix D and Appendix E attached hereto.

Recommendations by the Board of Directors

The Board of Directors has unanimously determined that the Asset Sale Transaction contemplated by the Purchase Agreement is fair, from a financial point of view, to the Corporation and is in the best interests of the Corporation and the Shareholders. Accordingly the Board of Directors unanimously recommends that the Shareholders vote in favour of the Asset Sale Resolution.

INFORMATION REGARDING THE AMALGAMATION

A discussion of the background to the Amalgamation is provided above in the section entitled “Special Factors—Background to the Amalgamation”.

Terms of the Amalgamation

The Amalgamation, which is being carried out pursuant to section 181 of the ABCA, will be effected in accordance with the Amalgamation Agreement, substantially in the form attached as Appendix B to this Information Circular. Subject to obtaining the requisite Shareholder approval, satisfaction of all other conditions as provided in the Amalgamation Agreement and the filing of articles of amalgamation, the Amalgamation will become effective on the Effective Date.

The Effective Date of the Amalgamation (the date shown on the Certificate of Amalgamation issued in connection therewith) is expected to be on or about January 5, 2010. On the Effective Date, the Corporation and 1499642 will amalgamate and continue as one corporation. In addition, on the Effective Date:

(a)	each issued and outstanding NUCRYST Share (other than those held by Dissenting Shareholders or Westaim) shall be converted into one Amalco Redeemable Preferred Share;

(b)	each issued and outstanding NUCRYST Share held by Westaim shall be converted into one Amalco Common Share;

(c)	each issued and outstanding 1499642 Common Share shall be converted into one Amalco Common Share; and

(d)	each issued and outstanding NUCRYST Share held by each Dissenting Shareholder will be cancelled and each Dissenting Shareholder will become entitled to be paid the fair value of such NUCRYST Shares in accordance with the ABCA.

In accordance with the ABCA, on the Effective Date:

(a)	the property of each of the Corporation and 1499642 will continue to be the property of Amalco;

(b)	Amalco will continue to be liable for the obligations of each of the Corporation and 1499642;

(c)	any existing cause of action, claim or liability to prosecution pending by or against either of the of the Corporation or 1499642 will be unaffected;

(d)	any civil, criminal or administrative action or proceeding pending by or against either of the Corporation or 1499642 may be continued to be prosecuted by or against Amalco;

(e)	any conviction against, or ruling, order or judgment in favour or against, either of the Corporation or 1499642 may be enforced by or against Amalco; and

(f)	the articles of amalgamation of Amalco shall be deemed to be the articles of incorporation of Amalco and the certificate of amalgamation shall be deemed to be the certificate of incorporation of Amalco.

The Amalgamation Agreement is subject to certain conditions, including:

(a)	the closing of the transactions contemplated by the Purchase Agreement;

(b)

the Amalgamation Agreement and the transactions contemplated thereby, including without limitation the Amalgamation, shall have been approved by not less than 66 2/3% of the votes cast by holders of the NUCRYST Shares present in person or represented by proxy at the Meeting;

(c)	the number of NUCRYST Shares held by Dissenting Shareholders shall be less than 5% of the total number of NUCRYST Shares outstanding;

(d)	since the date of the Amalgamation Agreement there shall not have been any change in any of the assets, business, financial conditions, earnings or results of operations of the Corporation, or any other event, development or condition of any character (whether or not covered by insurance) that has, or might reasonably be expected to have, a Material Adverse Effect (as defined in the Amalgamation Agreement);

(e)	all outstanding Options and Stock Units under the Equity Plan shall have been exercised (including cashless exercise of options whereby the option is purchased by the Corporation for a cash amount equal to the amount by which the Redemption Consideration exceeds the exercise price of the option) or cancelled;

(f)	the Amalgamation Agreement and the transactions contemplated thereby, including without limitation the Amalgamation, shall have received “minority approval” as provided for in section 4.5 of MI 61-101;

(g)	all consents, orders, approvals and authorizations, including regulatory and judicial approvals and orders, required or necessary for the completion of the Amalgamation, shall have been obtained on terms and conditions satisfactory to each of the Corporation and 1499642 acting reasonably; and

(h)	there shall not be in force any order or decree which would restrain or enjoin the consummation of the transactions contemplated by the Amalgamation Agreement, including without limitation the Amalgamation.

The foregoing description of the Amalgamation Agreement is qualified in its entirety by reference to the full text of the Amalgamation Agreement which is attached as Appendix B attached hereto.

On the Effective Date, following the Amalgamation, the Amalco Redeemable Preferred Shares will automatically be redeemed by Amalco for the Redemption Consideration. The effect of the Amalgamation Transaction is that each holder of an Amalco Redeemable Preferred Share (being the former holders of NUCRYST Shares (other than Dissenting Shareholders and Westaim) will, upon receipt by Amalco of a properly completed Letter of Transmittal and the certificate(s) representing such Shareholder's NUCRYST Shares, be entitled to receive $1.77 in cash for each Amalco Redeemable Preferred Share. Amalco will use the consideration received from the Asset Sale Transaction to redeem the Amalco Redeemable Preferred Shares, which redemption amount in the aggregate will be $8,200,000. Because the Amalgamation is contingent on the consummation of the Asset Sale Transaction, no alternative financing arrangements would be necessary to complete the Amalgamation in the event the Asset Sale Transaction does not close.

Treatment of Outstanding Options and Restricted Stock Units

The Corporation currently has 956,568 Options and 13,832 Stock Units issued and outstanding pursuant to the Equity Plan.

In connection with the Proposed Transactions, the vesting of any unvested Options outstanding under the Equity Plan shall be accelerated immediately following the approval of the Asset Sale Transaction and prior to the closing of the Amalgamation Transaction. Immediately prior to the closing of the Amalgamation Transaction, the Corporation shall then enter into a cashless exercise of any outstanding “in the money” Options whereby the Corporation shall purchase any outstanding options for a cash amount equal to the amount by which the Redemption Consideration exceeds the exercise price of the Option. All Options that are “out of the money” shall be terminated. The cashless exercise and termination of Options shall be contingent upon the approval of the Asset Sale Resolution and the Amalgamation Resolution.

In connection with the Proposed Transactions, the Corporation will enter into arrangements, where necessary, to permit the accelerated vesting of any unvested Stock Units and, immediately prior to the closing of the Amalgamation Transactions, shall accelerate the vesting of all unvested Stock Units and satisfy its obligations to the holders of all Stock Units with a cash payment equal to the Redemption Consideration.

The aggregate consideration expected to be provided for Options and Stock Units is approximately $565,000.

Approval Requirement for Amalgamation Resolution

In order to complete the Amalgamation and the transactions contemplated by the Amalgamation Agreement, the Shareholders will be asked to consider and, if deemed advisable, approve, with or without amendment, the Amalgamation Resolution at the Meeting. The full text of the Amalgamation Resolution is attached as Appendix A to this Information Circular.

In accordance with the ABCA, the Amalgamation Resolution must be approved by not less than 66 2/3% of the votes cast by the holders of NUCRYST Shares present in person or represented by proxy at the Meeting and entitled to vote in respect of the Amalgamation Resolution. Westaim holds approximately 75% of the outstanding NUCRYST Shares. Westaim has advised the Corporation that it will cause all NUCRYST Shares owned or controlled by it to be voted in favour of the Amalgamation Resolution, thereby ensuring that the Amalgamation Resolution will be approved in accordance with the ABCA.

Pursuant to MI 61-101, unless exempted, in addition to any other required shareholder approval, in order to complete a business combination, the approval of a simple majority of the votes cast by each class of affected securities at a meeting of securityholders of that class called to consider the transaction must be obtained. In relation to the Amalgamation Transaction, this “minority approval” must be obtained from, unless an exemption is available or discretionary relief is granted by the Canadian Securities Regulatory Authorities, all holders of NUCRYST Shares, excluding the votes attached to NUCRYST Shares beneficially owned or over which control or direction is exercised by any interested party (including Westaim), any related party of an interested party (unless the related party meets that description solely in its capacity as a director or senior officer of one or more persons that are neither interested parties nor Insiders of the issuer) or a joint actor with any such interested party or related party of an interested party for purposes of MI 61-101. As no exemption from the requirements for minority approval is available in the circumstances, in order to be approved at the Meeting, the Amalgamation Resolution will also require approval by a simple majority of the Minority Shareholders.

To the knowledge of the Corporation, after reasonable inquiry, a total of 13,756,568 NUCRYST Shares will be excluded in determining whether minority approval of the Amalgamation Resolution is obtained, including: (a) 13,691,700 NUCRYST Shares held by Westaim; (b) 13,000 NUCRYST Shares held by Neil Carragher; (c) 14,500 NUCRYST Shares held by Richard Zahn; (d) 16,400 NUCRYST Shares held by Barry Heck; (e) 3,334 NUCRYST Shares held by Carol Amelio; (f) 3,334 NUCRYST Shares held by David McDowell; and (g) 14,300 NUCRYST Shares held by David Holtz.

Unless specified in the enclosed Instrument of Proxy that the NUCRYST Shares represented by the Instrument of Proxy shall be voted against the Amalgamation Resolution, the person represented in the Instrument of Proxy intends to vote FOR the Amalgamation Resolution.

Dissenting Shareholders will be entitled to be paid the fair value of their NUCRYST Shares in accordance with the ABCA. For a Full description of such dissent rights, see the section “Right to Dissent” below and Appendix D and Appendix E attached hereto.

Recommendation by the Board of Directors

The Board of Directors has unanimously determined that the Amalgamation and the Amalgamation Agreement are in the best interests of the Corporation and the Shareholders. Accordingly, the Board of Directors unanimously recommends that the Shareholders vote in favour of the Amalgamation Resolution.

Redemption Procedure

Upon completion of the Amalgamation on the Effective Date, the holders of NUCRYST Shares (other than Dissenting Shareholders and Westaim) will receive one Amalco Redeemable Preferred Share for each

NUCRYST Share held. No share certificates representing Amalco Redeemable Preferred Shares will be issued to Shareholders upon completion of the Amalgamation. Certificates representing NUCRYST Shares will be deemed to represent the Amalco Redeemable Preferred Shares received on the Amalgamation.

Letter of Transmittal

A Letter of Transmittal is enclosed with this Information Circular for use by Shareholders for the surrender of certificates representing NUCRYST Shares. The details for the surrender of such share certificates to the Depositary as well as the address of the Depositary are set out in the Letter of Transmittal. Provided that a Shareholder has delivered and surrendered to the Depositary all share certificates representing such Shareholder's NUCRYST Shares, together with a Letter of Transmittal validly completed and duly executed in accordance with the instructions on such form or in otherwise acceptable form, promptly thereafter, Amalco shall or shall cause a cheque comprising the aggregate Redemption Consideration that the Shareholder is entitled to receive (after deduction of applicable withholding taxes required by law) to be delivered to such Shareholder.

Lost Certificates

A Shareholder who has lost or misplaced the Shareholder's share certificates should complete the Letter of Transmittal as fully as possible and forward it, together with a duly executed affidavit explaining the loss, to Computershare. Computershare will assist in making arrangements for the necessary affidavit (which may include a bonding requirement) for payment of such Shareholder's proportionate share of the Redemption Consideration (after deduction of applicable withholding taxes required by law) in accordance with the Amalgamation Transaction.

Surrender of NUCRYST Share Certificates

In order to receive their respective Redemption Consideration, Shareholders (other than a Dissenting Shareholder) must validly complete, duly execute and deliver to the Depositary the Letter of Transmittal together with the certificate(s) representing NUCRYST Shares and such other additional documents as the Depositary may reasonably require, if any, at any time up until 5:00 p.m. (Calgary time) on the date which is the fifth anniversary of the Effective Date. See the section entitled “Prescription Period” below. However, in order to receive prompt service, Shareholders are encouraged to submit their share certificate(s) and Letter of Transmittal and required documents on or before December 20, 2009.

Delivery Requirements

The method of delivery of certificates representing NUCRYST Shares, the Letter of Transmittal and all other required documents is at the option and risk of the person surrendering them. The Corporation recommends that such documents be delivered by hand to the Depositary, at the office noted in the Letter of Transmittal, and a receipt obtained therefor, or if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained.

If a Shareholder (other than a Dissenting Shareholder) fails to deliver and surrender to the Depositary all share certificates representing such Shareholder's NUCRYST Shares, together with a validly completed and duly executed Letter of Transmittal, prior to the Effective Date, the funds owing to such person as a result of the redemption by Amalco of the Amalco Redeemable Preferred Shares held by such holder as a result of the Amalgamation will be held by the Depositary or any other party designated by Amalco until the share certificates and Letter of Transmittal have been received by Computershare. No interest will be paid on any such outstanding amounts. All remaining funds not released to Shareholders prior to the fifth anniversary of the Effective Date will be returned to Amalco or any successor thereof and Shareholders shall cease to have any rights to such funds.

Shareholders holding NUCRYST Shares which are registered in the name of a broker, investment dealer, bank, trust company or other nominee must contact their nominee holder to arrange for the surrender of their NUCRYST Shares.

Payment and Delivery of the Redemption Consideration

In order to receive the Redemption Consideration, a Shareholder must deliver to the Depositary the certificate(s) representing such Shareholder's NUCRYST Shares, a validly completed and duly executed Letter of Transmittal and such other additional documents as the Depositary may reasonably require, if any.

Assuming due delivery of the required documentation, Amalco will forward or will cause to be forwarded a cheque in U.S. dollars representing the cash portion of such Shareholder's Redemption Consideration (less any applicable withholdings) to the address of the Shareholder as shown on the register of Shareholders maintained by the Corporation, unless the Shareholder indicates in the Letter of Transmittal that he or she wishes to pick up the cheque representing such Shareholder's Redemption Consideration in which case the cheque will be available at the office of Computershare for pick up by such holder, as soon as practicable after the Effective Date.

Such cheque will be issued in the name of the registered holder of the NUCRYST Shares. In the event of a transfer of ownership of the NUCRYST Shares which is not recorded in the Corporation's register of shareholders, a Shareholder's Redemption Consideration may be given to a transferee if the certificate representing such NUCRYST Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer. The mailing or delivery by Amalco or the Depositary of any cheque shall satisfy and discharge the payment obligations of Amalco and the Depositary.

In circumstances where withholdings are required from a non-resident holder's Redemption Consideration, such non-resident holder shall receive the Redemption Consideration net of applicable withholdings.

Prescription Period

On the Effective Date and upon payment of the Redemption Consideration to Computershare, each Shareholder will be removed from the Corporation's register of Shareholders, and until validly surrendered, the NUCRYST Share certificate(s) held by such former Shareholder (other than Dissenting Shareholders) will represent only the right to receive, upon such surrender, such Shareholder's Redemption Consideration. Subject to the requirements of law with respect to unclaimed property, if applicable, any certificate which prior to the Effective Date represented issued and outstanding NUCRYST Shares which has not been surrendered, with all other instruments required by the Letter of Transmittal, prior to the fifth anniversary of the Effective Date will cease to represent any claim or interest of any kind or nature against, or in, Amalco or the Depositary.

EFFECT OF THE AMALGAMATION ON MARKETS AND LISTINGS

Upon the Effective Date or as soon as practicable thereafter, it is expected that the NUCRYST Shares will be delisted from the TSX and the NASDAQ and terminated from registration in the United States. In addition, it is anticipated that the Corporation will apply to the applicable securities regulatory authorities to cease to be a reporting issuer or its equivalent under the securities laws of each jurisdiction in which the Corporation is currently a reporting issuer or its equivalent.

CANADIAN INCOME TAX CONSIDERATIONS

The Canadian income tax considerations of the Amalgamation are described above in the section entitled “Special Factors—Tax Considerations—Certain Canadian Income Tax Considerations”.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The U.S. income tax considerations of the Amalgamation are described above in the section entitled “Special Factors—Tax Considerations—Certain U.S. Income Tax Considerations”.

RIGHT TO DISSENT

Under the provisions of section 191 of the ABCA, a Dissenting Shareholder is required to send to the Corporation a written objection to either the Asset Sale Resolution or the Amalgamation Resolution, or both. In addition to any other right a holder of NUCRYST Shares may have, and subject to the provisions of the ABCA, a Shareholder entitled to dissent under section 191 of the ABCA and who complies with the dissent procedure under section 191 of the ABCA is entitled to be paid the fair value of the NUCRYST Shares held by him in respect of which he dissents, determined as at the close of business on the last business day before the day on which the applicable Special Resolution is adopted.

The dissent procedure provided by section 191 of the ABCA is summarized in Appendix D hereto and the text of section 191 of the ABCA is set out in Appendix E hereto. Holders of NUCRYST Shares who may wish to dissent should refer to these Appendices. A Shareholder may only exercise the right to dissent under section 191 of the ABCA in respect of NUCRYST Shares which are registered in that Shareholder's name. Failure by a Dissenting Shareholder to adhere strictly to the requirements of section 191 of the ABCA may result in the loss of such Dissenting Shareholder's rights under that section.

Beneficial Shareholders (for example, those persons who hold their NUCRYST Shares through a broker, custodian, nominee or other Intermediary) who wish to exercise dissent rights should be aware that only the registered holders of such shares are entitled to dissent. A Beneficial Shareholder should ensure that his shares are registered in his name prior to the Meeting in order for his dissent to be properly made. A registered holder, such as a broker, who holds NUCRYST Shares as nominee for several Beneficial Shareholders, some of whom wish to dissent, should ensure that such shares are validly registered in the names of such dissenting persons prior to the Meeting in order to ensure that dissent rights are not lost.

A Dissenting Shareholder must send to the Corporation at or before the Meeting, a written objection to either the Asset Sale Resolution or the Amalgamation Resolution, or both, (a “Dissent Notice”) in respect of which the Shareholder desires to object. The ABCA does not provide, and the Corporation will not assume, that a vote against the Asset Sale Resolution or the Amalgamation Resolution constitutes a Dissent Notice. The ABCA does not provide for partial dissent in connection with a single resolution and, accordingly, a Shareholder may only dissent with respect to all of the NUCRYST Shares held by him or on behalf of any one beneficial owner whose shares are registered in his name. The Corporation has not made any provision to grant Shareholders access to the corporate files or to obtain counsel or dissent services at the Corporation’s expense.

INFORMATION CONCERNING THE SMITH & NEPHEW GROUP

S&N Canada and S&N Overseas are wholly-owned subsidiaries of members of the Smith & Nephew Group. Headquartered in London, England, Smith & Nephew plc is an industry leader in the development and provision of advanced medical devices for healthcare professionals around the world, focusing on three key areas: orthopaedic reconstruction and trauma, endoscopy and advanced wound management.

Since May 2001, the Smith & Nephew Group has been the primary customer of the Corporation and Subsidiary and their primary source of revenue. In May 2001, the Corporation entered a series of agreements with the Smith & Nephew Group. Under these agreements, the Corporation and Subsidiary licensed to various members of the Smith & Nephew Group the exclusive right to market, distribute and sell products with the Corporation's SILCRYST™ technology for use on non-minor skin wounds and burns on humans world-wide, and agreed to manufacture these products and supply them exclusively to the Smith & Nephew Group. The Corporation also sold various assets to the Smith & Nephew Group in connection with the license and supply agreements, including the Acticoat™ trade name and trademark, various regulatory approvals and certain manufacturing equipment, which the Corporation leases back.

INFORMATION CONCERNING WESTAIM

Headquartered in Toronto, Ontario, Westaim is a company that invests, directly and indirectly, through acquisitions, joint ventures and other arrangements, with the objective of providing its shareholders with capital appreciation and real wealth preservation. Westaim currently owns approximately 75% of the outstanding NUCRYST Shares. Westaim's common shares are listed on The Toronto Stock Exchange under the trading symbol “WED”.

If the Amalgamation Resolution is approved and the conditions set out in the Amalgamation Agreement are satisfied, on the Effective Date, the Corporation and 1499642 will amalgamate and continue as Amalco which will become a wholly-owned subsidiary of Westaim.

IDENTITY AND BACKGROUND INFORMATION

Directors and Officers of the Corporation

Neil Carragher has served as a director of the Corporation since December, 2005. Mr. Carragher was appointed as Chairman of the Board of Directors on January 19, 2009. Mr. Carragher has been the Chairman of The Corporate Partnership Ltd., a management consulting group, for more than five years. Mr. Carragher is a director of Agrium Inc. Mr. Carragher holds a B.Sc. from the University of Glasgow and a M.Sc. from the University of London. Mr. Carragher resides in Toronto, Ontario.

Barry M. Heck has served as a director of the Corporation since December 1997. Mr. Heck was the President, Chief Executive Officer and a director of Westaim from January 2003 to May 2007. From January 1997 to January 2003, Mr. Heck served as a Senior Vice President of Westaim. Mr. Heck is President and Principal Partner of El Merchant Capital, a private merchant capital, finance and M&A firm. Mr. Heck holds an LL.B. from the University of Alberta. Mr. Heck resides in Calgary, Alberta.

Richard W. Zahn has served as a director of the Corporation since December 2005. From 1992 to 2003, Mr. Zahn held numerous senior management positions within the Schering Plough Corporation, a global research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical biotechnology products and health care products, including President of Schering Laboratories from 1996 until July 2003, and Corporate Vice President of Schering-Plough Corporation, from 2001 to December 2003. Schering Laboratories is the U.S. prescription marketing arm for Schering Plough. Mr. Zahn is a director of Norwood Abbey, Ltd. Mr. Zahn holds a B.S. in Business Administration from Kansas State Teachers College. Mr. Zahn resides in Long Beach Island, New Jersey.

David B. Holtz was appointed as Interim President and Chief Executive Officer of the Corporation on January 19, 2009. Mr. Holtz was appointed as Chief Financial Officer of the Corporation on May 8, 2008. Before joining the Corporation, Mr. Holtz served as financial management consultant for various start-up companies. Previously he worked in various managerial roles of increasing importance at Integra LifeSciences Holdings Corporation, a medical devices manufacturer, from October 1993 through December 2006 and served as Senior Vice President Finance from February 2001 through December 2006. Mr. Holtz received a B.S. in Business Administration with an emphasis on finance from Susquehanna University and is a Certified Public Accountant. Mr. Holtz resides in Allentown, New Jersey.

Carol L. Amelio has been Vice President, General Counsel and Corporate Secretary of the Corporation since February 2006. From May 2001 to January 2006, she served as legal counsel for Westaim. From 1992 to 2001, she held senior legal and management positions with TELUS Communications, a telecommunications company. Ms. Amelio holds a B.Comm. and LL.B. from the University of Alberta and was admitted to the bar of the Province of Alberta in 1987. Ms Amelio resides in Edmonton, Alberta.

David C. McDowell has been Vice President, Operations of the Corporation since July 2005. From January 2003 to July 2005, he was General Manager Sterile Manufacturing and Head of Lens Care Products Global Supply of Novartis’ CIBA Vision where he was responsible for global manufacturing and supply of lens care and ophthalmic products. From June 1984 to January 2003, he held senior positions with GlaxoSmithKline and Sterling Winthrop. Mr. McDowell has a B.A.Sc. in Industrial Engineering from the University of Toronto. Mr. McDowell resides in Edmonton, Alberta.

Neither the Corporation nor any of the Corporation’s current officers and directors have been convicted in a criminal proceeding during the past five years (excluding traffic violations and similar misdemeanors).

Neither the Corporation nor any of the Corporation’s current officers and directors have been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Corporate Headquarters for NUCRYST Pharmaceuticals Corp. is located at 101 College Road East, Princeton, New Jersey, 08540 Phone (609)228-8210. The Manufacturing Operation is located at 1102 – 114 Street, Fort Saskatchewan, Alberta T8L 3W4 Phone: (780)992-5500. NUCRYST Pharmaceuticals Corp. was incorporated in the Province of Alberta.

Directors and Officers of Westaim

Ian W. Delaney is the Chairman of the Board of Westaim and has served as a Director since 1996. Since January 27, 2009, Mr. Delaney has been Chairman and Chief Executive Officer of Sherritt International Corporation, (a diversified resource company involved in the production of nickel, cobalt, oil and electricity, and the development of coal as an energy resource). From January 1, 2009 to January 26, 2009 he was Non-Executive Chairman of Sherritt International Corporation and from 1995 to December 31, 2009 he was Executive Chairman. Mr. Delaney resides in Toronto, Ontario.

J. Cameron MacDonald has been President and Chief Executive Officer of Westaim since April 2009 and has served as a director of Westaim since 2008. Mr. MacDonald has been the President and Chief Executive Officer of Goodwood Inc. (an investment management company) since 2000. Mr. MacDonald resides in Toronto, Ontario.

Daniel P. Owen has served as a director of Westaim since 1996. Mr. Owen has been the Chairman and Chief Executive Officer of Molin Holdings Limited (a capital investment management company) and Chairman of Heli-Lynx Helicopter Services Inc. (a helicopter conversions and enhancement company) since prior to 2003. Mr. Owen resides in Toronto, Ontario.

Peter H. Puccetti has served as a director of Westaim since December 2008. Mr. Puccetti is Chairman and Chief Investment Officer of Goodwood Inc. (an investment management company) and has served in this position since 1996. Mr. Puccetti resides in Toronto, Ontario.

Bruce V. Walter has served as a director of Westaim since 1997. Mr. Walter has been Chairman and Chief Executive Officer of Four Mile Investments Inc. since August 1993. In addition, from January 2005 to June 2007, Mr. Walter was President and Chief Executive Officer of Dynatec Corporation, and from April 2002 to December 2004, he was Vice-Chairman of Dynatec Corporation. Mr. Walter resides in Toronto, Ontario.

John Gildner has served as a Director since December 2008. Mr. Gildner was employed by CIBC World Markets (an investment bank) most recently as Managing Director and global head of CIBC World Markets equity proprietary trading group from 1983 to December 2008. Mr. Gildner has been a private investor since December 2008. Mr. Gildner resides in Mississauga, Ontario.

Jeffrey A. Sarfin was appointed as Chief Financial Officer of Westaim on April 3, 2009. Mr. Sarvin was CFO at Marnlen Management LTD from 2006 to 2009. Prior to that in 2006 he was Vice President Finance & Operations at Rustique Home Furnishings and prior to that from 2001 he was Vice President Finance & Administration at Kremeko Inc. Mr. Sarfin resides in Thornhill, Ontario.

Neither Westaim nor any of Westaim’s current officers and directors has been convicted in a criminal proceeding during the past five years (excluding traffic violations and similar misdemeanors).

Neither Westaim nor any of Westaim’s current officers and directors has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Corporate Headquarters for Westaim is located at 202 King Street West, Suite 201, Toronto, Ontario, M5H 1K5 Phone (416)203-2253. The Westaim Corporation was incorporated in the Province of Alberta.

OWNERSHIP OF SECURITIES OF THE CORPORATION

The following table sets out the securities of the Corporation beneficially owned or over which control or direction is executed by each director and officer of the Corporation, each associate or affiliate of the Corporation, each Insider of the Corporation and each associate or affiliate thereof:

Individual or Entity	NUCRYST Shares	Options	Stock Units	% Ownership of Outstanding Securities
Westaim	13,691,700	Nil	Nil	74.7%
212 King Street West, Suite 201 Toronto, ON M5H 1K5 Tel: (416)203-2253
Neil Carragher, Chairman of the Board and Director of the Corporation	13,000	24,000	1,500	>1%
170 Heath Street West Toronto, ON M4V 3B8 Tel: (416)482-9677
Richard Zahn, Director of the Corporation	14,500	26,000	4,500	>1%
#601, 10040 East Happy Valley Road Scottsdale, AZ 85255 Tel: (480)588-7772				>1%
Barry Heck, Director of the Corporation	16,400	12,000	4,500
6906 Leaside Drive Calgary, AB T3E 6H5 Tel: (403)651-6989
David B. Holtz, Interim President, CEO and CFO of the Corporation	14,300	340,000	Nil	1.9%
101 College Road East Princeton, NJ 08540 Tel: (609)228-8210
David C. McDowell, VP Operations of the Corporation	3,334	243,910	1,667	1.4%
10102 – 114 Street Fort Saskatchewan, AB T8L 3W4 Tel: (780)992-5500
Carol L. Amelio, VP, General Counsel & Corporate Secretary of the Corporation	3,334	170,000	1,667	>1%
10102 – 114 Street Fort Saskatchewan, AB T8L 3W4 Tel: (780)992-5500
Ian W. Delaney, Chairman of the Board and Director of Westaim	Nil	Nil	Nil	N/A
1133 Yonge Street Toronto, Ontario M4T 2Y7 Tel: (416)924-4551
J. Cameron MacDonald, President, CEO and Director of Westaim	Nil	Nil	Nil	N/A
212 King Street West, Suite 201 Toronto, ON M5H 1K5 Tel: (416)203-2253

Individual or Entity	NUCRYST Shares	Options	Stock Units	% Ownership of Outstanding Securities
Daniel P. Owen, Director of Westaim	Nil	Nil	Nil	N/A
71 Roxborough Street West Toronto, Ontario, M5R 1T9 Tel: (416)961-4300
Peter H. Puccetti, Director of Westaim	Nil	Nil	Nil	N/A
212 King Street West, Suite 201 Toronto, ON M5H 1K5 Tel: (416)203-2253
Bruce V. Walter, Director of Westaim	Nil	Nil	Nil	N/A
9 Ridgefield Road Toronto, Ontario, M4N 3H7 Tel: (416)935-2483
John Gildner, Director of Westaim	Nil	Nil	Nil	N/A
131 Veronica Drive Mississauga, Ontario, L5G 2B1 Tel: (905)278-4568
Jeffrey Sarfin, CFO of Westaim	Nil	Nil	Nil	N/A
212 King Street West, Suite 201 Toronto, ON M5H 1K5 Tel: (416)203-2253

All of the individuals and entities set forth in the table above have indicated to the Corporation that they intend to vote all NUCRYST Shares held by them in favour of the Special Resolutions. Westaim has entered into the Support Agreement, obligating it to vote in favour of the Asset Sale Resolution, subject to certain exceptions. Refer to the section entitled “Information Regarding the Asset Sale transaction—Approval Requirement” above.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

No current or former director, officer or employee of the Corporation or the Subsidiary is indebted to the Corporation or the Subsidiary.

PRICE RANGE AND TRADING VOLUME OF NUCRYST SHARES

The NUCRYST Shares are traded on the TSX under the symbol “NCS” and on the NASDAQ under the symbol “NCST”. The NUCRYST Shares began trading on December 22, 2005. The NASDAQ is the principal market for NUCRYST Shares.

The table below sets forth, for the period indicated, the high and low sale prices of NUCRYST Shares as reported by the TSX for the six (6) month period preceding the announcement of the Proposed Transactions.

	Price Range
Period (2009)	High (CAD$)	Low (CAD$)	Trading Volume
May	0.70	0.46	78,109
June	0.61	0.51	81,490
July	0.90	0.42	83,298
August	1.06	0.64	56,156
September	1.15	0.86	136,440
October	1.10	1.01	20,785
November (1-9)	1.08	1.03	8,800

The table below sets forth, for the period indicated, the high and low sale prices of NUCRYST Shares as reported by the NASDAQ for the six (6) month period preceding the announcement of the Proposed Transactions.

	Price Range
Period (2009)	High (USD$)	Low (USD$)	Trading Volume
May	0.61	0.38	417,188
June	0.63	0.48	254,445
July	0.86	0.39	1,443,840
August	1.02	0.60	947,743
September	1.06	0.78	672,645
October	1.12	0.91	404,449
November (1-9)	1.06	0.94	55,550

The closing price of the NUCRYST Shares on November 9, 2009, the last date on which the NUCRYST Shares traded prior to the announcement of the Proposed Transactions was CAD$1.07 on the TSX and $1.00 on the NASDAQ.

The table below sets forth, for the calendar quarter indicated, the high and low sale prices of our common shares as reported by the NASDAQ and the TSX for the past two years.

	NASDAQ			TSX
	High	Low		High	Low
	(USD$)	(USD$)		(CAD$)	(CAD$)
2009
First Quarter	1.27	0.25	(1)	1.55	0.30	(1)
Second Quarter	0.63	0.29		0.63	0.37
Third Quarter	1.06	0.39		1.15	0.42
Fourth Quarter (up to November 24)	1.76	0.91		1.88	1.03
2008
First Quarter	2.14	1.01		2.02	1.24
Second Quarter	1.65	0.97		1.40	1.00
Third Quarter	1.10	0.52		1.10	0.68
Fourth Quarter	1.08	0.46		1.26	0.60
2007
Fourth Quarter	2.95	1.40		2.96	1.41

(1)	The Corporation paid a dividend of $0.80 per NUCRYST Share on February 25, 2009

PREVIOUS PURCHASES AND SALES

The table below sets forth information relating to any securities of the Corporation purchased or sold by the Corporation during the two year period preceding the date hereof, excluding securities purchased or sold pursuant to the exercise of employee stock options, warrants and conversion rights:

Description of Security	Number of Securities Purchased or Sold	Purchase or Sale Price of the Securities ($)	Date of the Transaction
Purchases
NUCRYST Shares	6,500	0.62	15-10-08
NUCRYST Shares	2,300	0.66	16-10-08
NUCRYST Shares	10,000	0.71	16-10-08
NUCRYST Shares	800	0.69	16-10-08
NUCRYST Shares	1,400	0.65	17-10-08
NUCRYST Shares	2,550	0.67	17-10-08
NUCRYST Shares	1,950	0.73	17-10-08
NUCRYST Shares	7,400	0.70	17-10-08
NUCRYST Shares	300	0.82	17-10-08
NUCRYST Shares	2,800	0.85	17-10-08
NUCRYST Shares	2,600	0.79	20-10-08
NUCRYST Shares	2,200	0.94	20-10-08
NUCRYST Shares	1,600	0.94	21-10-08
NUCRYST Shares	250	0.97	21-10-08
NUCRYST Shares	2,950	1.00	21-10-08
NUCRYST Shares	2,550	0.87	22-10-08
NUCRYST Shares	2,250	0.99	22-10-08
NUCRYST Shares	1,319	0.96	12-11-08
NUCRYST Shares	4,581	0.97	12-11-08
NUCRYST Shares	3,000	0.85	13-11-08
NUCRYST Shares	2,900	0.89	13-11-08
NUCRYST Shares	100	0.85	14-11-08
NUCRYST Shares	625	0.86	14-11-08
NUCRYST Shares	2,175	0.82	14-11-08
Sales
Nil	Nil	—	—

The average purchase price in the quarter in which all purchases were made was $0.79.

PREVIOUS DISTRIBUTIONS

The following table sets out information relating to the distributions of NUCRYST Shares during the five years preceding the date hereof:

Date	Description	Number of NUCRYST Common Shares	Issue Price ($)	Aggregate Gross Proceeds ($)
Dec 21-05	Initial Public Offering	4,500,000	10.00 USD	45,000,000
Dec 31-05	Shares for debt	3,964,200	$10.00 USD	39,642,000
Feb 13-06	Exercise of Options	3,026	$3.08 CAD	9,320.08
March 14-06	Exercise of Options	4,718	$3.08 CAD	14,531.44
March 17-06	Exercise of Options	4,323	$3.08 CAD	13,314.84
March 23-06	Exercise of Options	25,000	$3.08 CAD	77,000.00
April 6-06	Exercise of Options	7,566	$3.08 CAD	23,303.28
April 18-06	Conversion of stock appreciation rights	2,467	$3.08 CAD	7,598.36
April 26-06	Conversion of stock appreciation rights	1,722	$3.08 CAD	5,303.76
May 4-06	Exercise of Options	1,297	$3.08 CAD	3,994.76
May 8-06	Exercise of Options	4,000	$3.08 CAD	12,320
May 19-06	Exercise of Options	1,818	$3.08 CAD	5,599.44
May 25-06	Exercise of Options	1,513	$3.08 CAD	4,660.04
May 30-06	Vesting of Stock Units	5,000	$14.62 USD	73,100.00
May 31-06	Exercise of Options	108	$3.08 CAD	322.64
June 7-06	Exercise of Options	1,621	$3.08 CAD	4,992.68
June 9-06	Exercise of Options	6,809	$3.08 CAD	20,971.72
June 14-06	Exercise of Options	1,622	$3.08 CAD	4,995.76
June 27-06	Exercise of Options	500	$3.08 CAD	1,540.00
July 13-06	Exercise of Options	5,081	$3.08 CAD	15,649.48
July 19-06	Exercise of Options	54	$3.08 CAD	166.32
July 19-06	Exercise of Options	1,621	$3.08 CAD	4,992.68
July 25-06	Exercise of Options	2,499	$3.08 CAD	7,696.92
July 27-06	Exercise of Options	648	$3.08 CAD	1,995.84
July 28-06	Exercise of Options	1,513	$3.08 CAD	4,660.04
Aug 1-06	Exercise of Options	5,079	$3.08 CAD	15,643.32
Aug 3-06	Exercise of Options	1,000	$3.08 CAD	3,080.00
Aug 4-06	Exercise of Options	3,243	$3.08 CAD	9,988.44
Aug 11-06	Exercise of Options	1,297	$3.08 CAD	3,994.76
Aug 16-06	Exercise of Options	500	$3.08 CAD	1,540.00
Aug 17-06	Exercise of Options	1,297	$3.08 CAD	3,994.76
Aug 22-06	Exercise of Options	2,000	$3.08 CAD	6,160.00
Aug 28-06	Exercise of Options	1,946	$3.08 CAD	5,993.68
Sept 8-06	Exercise of Options	1,500	$3.08 CAD	4,620.00
Sept 18-06	Exercise of Options	2,500	$3.08 CAD	7,700.00
Nov 21-06	Exercise of Options	54	$5.40 CAD	291.60
Nov 22-06	Exercise of Options	12,971	$3.08 CAD	$39,950.68
Jan 18-07	Exercise of Options	3,243	$3.08 CAD	9,988.44
March 27-07	Exercise of Options	1,297	$3.08 CAD	3,994.76
May 14-07	Vesting of Stock Units	5,000	$2.43 USD	12,150.00
May 30-07	Vesting of Stock Units	5,000	$2.13 USD	10,650.00
Aug 22-07	Vesting of Stock Units	38,910	$2.57 USD	99,998.70
Dec 21-07	Vesting of Stock Units (2006)	4,500	$3.85USD	17,325.00
Feb 21-08	Vesting of Stock Units (2007)	5,901	$4.08 USD	24,076.08
May 30-08	Vesting of Stock Units	1,500	$2.13 USD	3,195.00
June 1-08	Vesting of Stock Units	1,667	$2.00 USD	3,334.00
Dec 22-08	Vesting of Stock Units (2006)	4,500	$3.85 USD	17,325.00
Dec 22-08	Vesting of Stock Units (2007)	4,500	$1.40 USD	6,300.00
Feb 23-09	Vesting of Stock Units (2007)	3,334	$4.08 USD	13,602.72
May 25-09	Vesting of Stock Units	1,500	$1.19 USD	1,785.00

DIVIDEND RECORD

The Corporation did not pay any cash dividends on its share capital in 2007 or 2008. On February 12, 2009, the Shareholders approved a special resolution to reduce the stated capital of the Corporation's outstanding common shares for the purpose of distributing $0.80 cash per NUCRYST Share to the Shareholders. Pursuant to the foregoing resolution, the Corporation distributed $14,700,000 to Shareholders on February 25, 2009. There are no restrictions on the Corporation’s current or future ability to pay dividends.

PRIOR VALUATIONS

To the knowledge of the Corporation and its directors and executive officers, after reasonable inquiry, there have been no prior valuations (as such term is defined in MI 61-101) of the Corporation, its material assets or its securities made in the twenty four (24) months preceding the date of this Information Circular.

INTEREST OF PERSONS IN THE MATTERS TO BE ACTED UPON AT THE MEETING

The Amalgamation involves the amalgamation of the Corporation with 1499642, and will result in Amalco becoming a corporation that is wholly-owned by Westaim. Westaim owns 13,691,700 NUCRYST Shares, representing approximately 75% of the issued and outstanding NUCRYST Shares.

Certain directors and officers will be entitled to receive cash payments due to the termination of their employment in connection with the change of control of the Corporation that will occur as a result of the Proposed Transactions. For further particulars of the benefits that will be received by such individuals, please see the Corporation’s 2009 management information circular, a copy of which is available on SEDAR at www.sedar.com and EDGAR at www.sec.gov/edgar.shtml.

The following table sets forth the indirect benefits that will be received by the directors and officers of the Corporation in connection with the Amalgamation by virtue of the accelerated vesting of the respective Options and/or Stock Units upon the completion of the Proposed Transactions, which Options and Stock Units will be “cashed out” in connection with the Amalgamation:

Individual	Options	Stock Units	Total Value ($)
Neil Carragher, Chairman of the Board and Director of the Corporation	667	Nil	247
Richard Zahn, Director of the Corporation	2,000	1,500	4,182
Barry Heck, Director of the Corporation	6,000	3,750	9,831
David B. Holtz, Interim President, CEO and CFO of the Corporation	226,667	Nil	201,467
David C. McDowell, VP Operations of the Corporation	151,667	1,667	105,701
Carol L. Amelio, VP, General Counsel & Corporate Secretary of the Corporation	120,000	1,667	105,701

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as disclosed elsewhere in this Information Circular, to the knowledge of the directors and officers of the Corporation, no director or executive officer of the Corporation, no director or executive officer of a person or company that is itself an “informed person” or subsidiary of the Corporation, no person or company who beneficially owns, or controls or directs, directly or indirectly, voting securities of the Corporation carrying more than 10% of the voting rights attached to all outstanding voting securities of the Corporation at the date hereof, or any associate or affiliate thereof, had any material interest, direct or indirect, in any transaction of the Corporation since the commencement of the Corporation's most recently completed financial year or in any proposed transaction which has materially affected or would materially affect the Corporation.

EXPENSES RELATED TO AMALGAMATION TRANSACTION

The following is an estimate of fees and expenses to be incurred in connection with the Amalgamation by NUCRYST.

Legal Expenses	$150,000
Fees Relating to Valuation	$80,000
Filing Fees	$7,000
Printing	$7,000
Miscellaneous Consulting Fees	$6,000
Total	$250,000

With the exception of the fees relating to the Valuation which, in accordance with the provisions of the Engagement Agreements, shall be paid by Westaim, the Corporation will be responsible for paying its legal, filing and printing costs incurred in connection with the Amalgamation. Certain fees set forth in the above table represent an allocation of costs to be incurred to produce this document as well as the total costs related to the Asset Sale Transaction.

OTHER BUSINESS

Management is not currently aware of any matters to be brought before the Meeting other than those set forth in the Notice.

AUDITOR

Deloitte & Touche LLP is the Corporation's auditor. Deloitte & Touche LLP was first appointed the Corporation's auditor on August 9, 2004.

STATEMENT OF RIGHTS

Securities legislation in the provinces and territories of Canada provides security holders of the Corporation with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Information Circular from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporation by calling Carol Amelio, Vice President, General Counsel and Corporate Secretary of the Corporation, at (780) 992-5500. In addition, copies of the documents incorporated herein by reference may be obtained by accessing the disclosure documents available through the internet on the SEDAR website at www.sedar.com and EDGAR website at www.sec.gov/edgar.shtml.

The following documents filed with the various securities commissions or similar authorities in the provinces of Canada are specifically incorporated by reference into and form an integral part of this Information Circular:

(a)	the Purchase Agreement;

(b)	the Equity Plan; and

(c)	the Corporation’s 2008 management information circular.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Information Circular to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Circular.

FINANCIAL STATEMENTS

The Corporation's consolidated audited financial statements for the fiscal years ended December 31, 2007 and December 31, 2008 are incorporated herein by reference to the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on March 4, 2008, and the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on February 19, 2009. The Corporation's unaudited financial statements for 2009 year to date are incorporated herein by reference to the Corporation's Quarterly Report on Form 10-Q for the period ending September 30, 2009, filed on November 16, 2009.

As of September 30, 2009, the Corporation's book value per share was $1.40.

ADDITIONAL INFORMATION

Management's discussion and analysis of the results reflected on the Corporation's financial statements for the fiscal year ended December 31, 2008 are contained in the Corporation's 2008 Annual Report on Form 10-K. Shareholders wishing to receive a copy of such materials should mail a request to the Vice President, General Counsel and Corporate Secretary of the Corporation at 10102-114 Street, Fort Saskatchewan, Alberta, T8L 3W4 and we will provide copies free of charge.

Additional information relating to the Corporation is also available free of charge on SEDAR at www.sedar.com and EDGAR at www.sec.gov/edgar.shtml.

INFORMATION ABOUT VOTING

Voting Shares and Principal Holders Thereof

November 25, 2009 is the record date fixed for determining Shareholders entitled to notice of the Meeting. Only Shareholders of record as at the close of business on November 25, 2009 will be given notice of the Meeting and will be entitled to vote at the Meeting, in person or by proxy, the number of NUCRYST Shares held by such Shareholder on the record date.

Each Shareholder is entitled to one vote on all matters to come before the Meeting for each NUCRYST Share shown registered in your name on November 25, 2009 on our list of registered shareholders which is available for inspection during usual business hours at the offices of our transfer agent, Computershare,

600, 530-8th Avenue S.W., Calgary, Alberta, T2P 3S8 and at the Meeting. If you acquired ownership of NUCRYST Shares since November 25, 2009, you may establish such ownership and demand in writing to the offices of NUCRYST located at 10102-114th Street, Fort Saskatchewan, AB T8L 3W4, Attention: Vice President, General Counsel and Corporate Secretary, not later than 10 days before the Meeting, that your name be included in the list of Shareholders. As of November 25, 2009, NUCRYST had 18,325,365 issued and outstanding common shares.

To the knowledge of our directors and officers, no person owns beneficially, or exercises control or direction over, NUCRYST Shares carrying more than 10% of the voting rights attached to all NUCRYST Shares entitled to be voted at the Meeting, except for Westaim, which as of November 25, 2009 owns 13,691,700 NUCRYST Shares, representing approximately 75% of the issued and outstanding NUCRYST Shares.

There are no cumulative or similar voting rights attached to the NUCRYST Shares.

Voting at the Meeting

Registered Shareholder: NUCRYST Shares Registered in your Name

If on November 25, 2009, your NUCRYST Shares were registered directly in your name with our transfer agent, Computershare, then you are a registered Shareholder. As a registered Shareholder, you may vote by proxy or in person at the Meeting. Whether or not you plan to attend the Meeting, we urge you to complete and return the Instrument of Proxy to ensure your vote is counted.

•	To vote in person at the Meeting, please come to the Meeting and register with the scrutineer and we will give you an attendance card when you arrive.

•	To vote by proxy at the Meeting, please complete, sign, date and return the Instrument of Proxy, or other appropriate form of proxy, in accordance with the instructions on the proxy.

To vote by proxy, your Instrument of Proxy, or other appropriate form of proxy, must be received by our transfer agent, Computershare, Attention Proxy Department, 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1, no later than 48 hours (excluding Saturdays, Sundays and statutory holidays) before the time of the Meeting or any adjournment thereof. Proxies received by Computershare after this time will not be accepted; however, the Chairman of the Meeting may determine, in his sole discretion, to accept a proxy that is delivered in person to the Chairman at the Meeting as to any matter in respect of which a vote has not already been cast.

Appointment of Proxies

The persons named in the Instrument of Proxy are directors and/or officers of NUCRYST. IF YOU ARE A REGISTERED SHAREHOLDER, YOU HAVE THE RIGHT TO APPOINT ANOTHER PERSON TO ATTEND AND ACT ON YOUR BEHALF AT THE MEETING OTHER THAN THE PERSONS NAMED IN THE ENCLOSED INSTRUMENT OF PROXY. TO EXERCISE THIS RIGHT, PLEASE STRIKE OUT THE NAMES OF THE PERSONS NAMED IN THE INSTRUMENT OF PROXY AND INSERT THE NAME OF YOUR NOMINEE IN THE BLANK SPACE PROVIDED IN THE INSTRUMENT OF PROXY. This Instrument of Proxy must be signed by the Shareholder or by his attorney in writing, or if the Shareholder is a corporation, it must either be under the corporate seal or signed by a duly authorized officer. A person appointed as a proxyholder need not be a Shareholder.

Beneficial Shareholder: NUCRYST Shares in the Name of an Intermediary

If on November 25, 2009, your NUCRYST Shares were held in an account with an Intermediary, such as a brokerage firm, bank, dealer or other organization, then you are a beneficial Shareholder (a “Beneficial

Shareholder”) and your NUCRYST Shares are held in “street name”. The Intermediary holding your account, or a clearing agency (such as CEDE & Co. in the United States or The Canadian Depository for Securities Limited in Canada) of which the Intermediary is a participant, is considered the registered Shareholder for purposes of voting at the Meeting. As a beneficial Shareholder, you have the right to attend the Meeting; however, since you are not the registered Shareholder, you will not be able to vote your NUCRYST Shares registered in the name of the Intermediary or clearing agency in person unless you have been appointed as a proxyholder by the Intermediary or clearing agency.

We have two kinds of beneficial Shareholders—those who have given permission to their Intermediary to disclose their ownership information to us, otherwise referred to as “non-objecting beneficial owners”, and those who have objected to their Intermediaries' disclosure of this information, otherwise referred to as “objecting beneficial owners”. As allowed under Canadian provincial securities laws, we have obtained a list of our non-objecting beneficial owners from Intermediaries and have used that list to distribute proxy-related materials directly to non-objecting beneficial owners.

If you are a non-objecting beneficial owner, then you will receive a voting information form from our transfer agent, Computershare. If you are an objecting beneficial owner, then you will receive a voting information form from your Intermediary.

The voting instruction form that you will receive as a non-registered Shareholder from your Intermediary is similar to the proxy that we provide to our registered Shareholders; however; its purpose is limited to instructing your Intermediary, as the registered Shareholder, on how to vote on your behalf. No person will be permitted to vote at the Meeting by presentation of a voting instruction form. You should follow the directions of your Intermediary with respect to the procedure to be followed. Generally, if you are a non-registered Shareholder:

•	To vote using the voting information form, simply complete and return the voting information form in accordance with the instructions.

•

To vote in person at the Meeting, you must instruct Computershare if you are a non-objecting beneficial owner, or your Intermediary, if you are an objecting beneficial owner, to appoint you as proxyholder.

If you have any questions, contact Computershare, if you are a non-objecting beneficial owner, or your Intermediary, if you are an objecting beneficial owner.

If you are a non-registered Shareholder, and NUCRYST or its agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from your Intermediary holding on your behalf.

By choosing to send the Documents to you directly, NUCRYST (and not your Intermediary) has assumed responsibility for (i) delivering the Documents to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

Voting of Proxies and Discretion Thereof

If the instructions you give in your Instrument of Proxy are clear, and if the Instrument of Proxy is properly completed and delivered as described above and has not been revoked, the NUCRYST Shares represented by your Instrument of Proxy will be voted or withheld from voting on any poll that may be called for and, if you specify a choice with respect to any matter to be acted upon, the NUCRYST Shares will be voted on any poll in accordance with your instructions.

If you do not provide instructions in your Instrument of Proxy as to how you wish your shares to be voted, and you have appointed one of the persons named in the printed portion of the enclosed Instrument of Proxy (the “Management Designee”), the Management Designees intend to vote your NUCRYST Shares in favour of the matters specified in the Notice.

In addition, the enclosed Instrument of Proxy also confers upon the Management Designee, or other person or company named as proxyholder, discretionary authority to vote all NUCRYST Shares represented by the proxy with respect to amendments or variations to matters identified in the Notice or other matters that may properly come before the Meeting. At the time of printing this Information Circular, Management knows of no such amendments, variations or other matters to come before the Meeting. However, if any other matters which are not known to our Management should properly come before the Meeting, the proxies will be voted, or withheld, by the proxyholders according to their discretion and best judgement and, in this regard, the Management Designee, if named as proxyholder, intend to vote in accordance with the judgment of Management.

Revocation of Proxy

If you are a registered Shareholder who has given a proxy pursuant to this solicitation, you may revoke your proxy by delivering an Instrument of Proxy with a later date or a form of revocation of proxy. Your Instrument of Proxy or revocation of proxy must be received by our transfer agent, Computershare, Attention Proxy Department, 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1, no later than 48 hours (excluding Saturdays, Sundays and statutory holidays) before the time of the Meeting or any adjournment thereof. Instruments of proxy or revocations of proxies received by Computershare after this time will not be accepted.

Alternatively, you may revoke your proxy and vote in person, by delivering a form of revocation of proxy to the Chairman of the Meeting prior to the commencement of the Meeting or any adjournment or postponement thereof, or in any other manner permitted by law.

Quorum

A quorum for transaction of business at the Meetings is at least two (2) persons present in person, and each holding or representing by proxy at least one of the Corporation's issued NUCRYST Shares. Notwithstanding the foregoing, if the Corporation has only one Shareholder, or one Shareholder holding a majority of the shares entitled to vote at the Meeting, that shareholder present in person or by proxy constitutes a Meeting and a quorum for such Meeting. The NASDAQ generally requires that listed companies have a minimum quorum of 33 1/3% of outstanding NUCRYST Shares. However, as foreign private issuer, we have elected to follow home country practice in lieu of NASDAQ quorum requirements.

Results of Voting

Preliminary voting results will be announced at the Meeting. Final voting results will be filed with the Canadian provincial securities regulatory authorities on SEDAR at www.sedar.com and filed with the SEC on EDGAR at www.sec.gov/edgar.shtml.

GLOSSARY OF TERMS

The following is a glossary of certain terms used in this Information Circular:

“1499642” means 1499642 Alberta Ltd., a corporation incorporated pursuant to the laws of the Province of Alberta, which is a wholly-owned subsidiary of Westaim;

“1499642 Common Shares” means the common shares of 1499642;

“ABCA” means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, including the regulations promulgated thereunder, as amended from time to time;

“Amalco” means the corporation continuing from the amalgamation of the Corporation and 1499642;

“Amalco Common Shares” means the common shares in the capital of Amalco to be issued in connection with the Amalgamation, having the rights, privileges, restrictions and conditions set out in Schedule A to the Amalgamation Agreement;

“Amalco Redeemable Preferred Shares” means the series 1 preferred shares in the capital of Amalco to be issued in connection with the Amalgamation, having the rights, privileges, restrictions and conditions set out in Schedule A to the Amalgamation Agreement;

“Amalgamation” means the amalgamation of the Corporation with 1499642, substantially on the terms and conditions provided for in the Amalgamation Agreement;

“Amalgamation Agreement” means the agreement dated November 10, 2009 between 1499642 and the Corporation, as amended by the Amending Agreement, a copy of which is attached as Appendix B hereto;

“Amalgamation Resolution” means the special resolution of the Shareholders in respect of the Amalgamation and the Amalgamation Agreement which is to be considered at the Meeting, the full text of which is attached as Appendix A hereto;

“Amalgamation Transaction” means, collectively, the proposed Amalgamation and subsequent redemption of the Amalco Redeemable Preferred Shares;

“Amending Agreement” means the amending agreement dated November 23, 2009 between 199642 and the Corporation, having the effect of making certain amendments to the Amalgamation Agreement, a copy of which is attached hereto as Appendix B;

“Appendices” means the appendices attached to this Information Circular and “Appendix” means any one of them;

“Asset Sale Resolution” means the special resolution of the Shareholders with respect to the sale of all of substantially all of the assets of the Corporation, substantially on the terms and conditions provided for in the Purchase Agreement, which is to be considered at the meeting, the full text of which is attached as Appendix A hereto;

“Asset Sale Transaction” means the sale of the Purchased Assets and related transactions all as the same are set forth in the Purchase Agreement;

“Beneficial Shareholders” has the meaning ascribed thereto in the section entitled “Beneficial Shareholder: NUCRYST Shares in the Name of an Intermediary” in this Information Circular;

“Board of Directors” means the board of directors of the Corporation;

“Business Day” means any day, other than a Saturday, Sunday or a day when banks in Calgary, Alberta or New York, New York are not generally open for business;

“Certificate of Amalgamation” means the Certificate of Amalgamation to be issued by the Registrar of Corporations under the ABCA in respect of the Amalgamation;

“Closing” means the completion of the transactions contemplated by the Purchase Agreement, if approved at the Meeting;

“Closing Date” means four (4) business days following the satisfaction or waiver of all conditions for the benefit of the Parties as set forth in the Purchase Agreement, or such other date as may be agreed upon by the Parties in writing;

“Computershare” means Computershare Trust Company of Canada;

“Contract Manufacturing Business” has the meaning ascribed thereto in the section entitled “Information Regarding The Asset Sale Transaction—Background to the Asset Sale Transaction” in this Information Circular;

“Corporation” or “NUCRYST” means NUCRYST Pharmaceuticals Corp., a corporation incorporated pursuant to the laws of the Province of Alberta;

“Court” means the Court of Queen's Bench of Alberta;

“CRA” means the Canada Revenue Agency;

“Depositary” means Computershare Investor Services Inc.;

“Dissent Notice” has the meaning ascribed thereto in the section entitled “Right to Dissent” in this Information Circular;

“Dissent Rights” means the rights of a Shareholder pursuant to Section 191 of the ABCA to dissent to the Asset Sale Resolution or the Amalgamation Resolution, or both, and to be paid the fair value of its NUCRYST Shares in respect of which the holder dissents, all in accordance with Section 191 of the ABCA;

“Dissenting Shareholders” means registered Shareholders who validly exercise and have not withdrawn their Dissent Rights;

“Effective Date” means the date of the Amalgamation as set forth in the Certificate of Amalgamation;

“Engagement Agreements” has the meaning ascribed thereto in the section entitled “Fairness Opinion and Valuation – Engagement of KPMG” in this Information Circular;

“Equity Plan” means the 1998 Equity Incentive Plan of the Corporation, as amended from time to time;

“Fairness Opinion” means the opinion prepared by KPMG and dated November 10, 2009 that, based upon and subject to the analyses, assumptions, qualifications and limitations set forth therein, the Asset Sale Transaction is fair, from a financial point of view, to the Corporation, a copy of which is attached as Appendix C hereto;

“GAAP” means generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or its successor, applicable as at the date on which the calculation is made or required to be made in accordance with GAAP;

“Information Circular” means this information circular and proxy statement of the Corporation dated November 25, 2009 mailed by the Corporation to Shareholders in connection with the Meeting;

“Insider” has the meaning ascribed thereto by the Securities Act;

“Instrument of Proxy” means the instrument of proxy accompanying this Information Circular to be completed by Shareholders if they wish to appoint a proxy to vote their NUCRYST Shares at the Meeting;

“KPMG” means the Board of Director's independent financial advisor, KPMG Corporate Finance Inc., a subsidiary of KPMG LLP;

“Letter of Transmittal” means the letter of transmittal form accompanying this Information Circular, to be completed by registered holders of NUCRYST Shares;

“Management” means management of the Corporation;

“Meeting” means the special meeting of Shareholders to be held on December 21, 2009 at the offices of Bennett Jones LLP, Suite 4500, 855 – 2nd Street S.W., Calgary, Alberta to consider the Special Resolutions and to transact such other business as may properly come before the Meeting, and any adjournments thereof;

“MI 61-101” means Multilateral Instrument 61-101—Protection of Minority Shareholders in Special Transactions;

“Minority Shareholders” means Shareholders other than Westaim, a related party of Westaim and any person acting jointly or in concert with the foregoing;

“Non-Resident” means a person who, for the purposes of the Tax Act and any applicable tax treaty or convention, is not, and is not deemed to be resident in Canada and includes any partnership other than a “Canadian Partnership” (within the meaning of the Tax Act);

“Non-Resident Holder” means a Shareholder who is a Non-Resident and who does not use or hold, and is not deemed to use or hold, NUCRYST Shares in connection with carrying on a business in Canada;

“Notice” means the notice of the Meeting which accompanies this Information Circular;

“NUCRYST Annual Report” means the annual report of the Corporation for the year ended December 31, 2008, as filed on SEDAR on April 9, 2009;

“NUCRYST Shares” means the common shares in the capital of the Corporation, as constituted on the date hereof;

“Options” means options to purchase NUCRYST Share issued by the Corporation pursuant to the Equity Plan;

“Parties” means the Corporation, the Subsidiary, S&N Canada and S&N Overseas and “Party” means any one of them;

“person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity, however designated or constituted;

“Proposed Transactions” means the Asset Sale Transaction and the Amalgamation Transaction;

“Purchase Agreement” means the asset purchase agreement dated November 10, 2009 among the Corporation, the Subsidiary, S&N Canada and S&N Overseas whereby the Corporation and the Subsidiary agreed to sell, and S&N Canada and S&N Overseas agreed to purchase, the Purchased Assets, a copy of which is available on SEDAR at www.sedar.com;

“Purchased Assets” means substantially all of the assets of the Corporation and the Subsidiary, other than cash and cash equivalents, which are to be sold to S&N Canada and S&N Overseas pursuant to, and as defined in, the Purchase Agreement;

“Purchase Price” means the price to be paid by S&N Canada and S&N Overseas in exchange for the Purchased Assets as set forth in the Purchase Agreement;

“Purchaser Damages Event” has the meaning ascribed thereto in the section entitled “Information Regarding the Asset Sale Transaction—Summary of Purchase Agreement—Termination Fee” in this Information Circular;

“Record Date” means November 25, 2009, being the record date for determining a Shareholder's right to vote at the Meeting;

“Redemption Consideration” means the consideration payable upon redemption of the Amalco Redeemable Preferred Shares, being $1.77 in cash per Amalco Redeemable Preferred Share;

“Resident” means a person other than a Non-Resident;

“Resident Holder” means a Shareholder who is a Resident;

“S&N” means S&N Canada and S&N Overseas, collectively;

“S&N Canada” means Smith & Nephew Inc., a corporation incorporated pursuant to the laws of Canada;

“S&N Information” means the information with respect to the Smith & Nephew Group set forth in the section entitled “Information Concerning the Smith & Nephew Group” in this Information Circular;

“S&N Overseas” means Smith & Nephew (Overseas) Limited, a company created pursuant to the laws of England and Wales;

“Securities Act” means the Securities Act (Alberta), R.S.A. 200 c. S-4, including the regulations and rules promulgated thereunder, as amended from time to time;

“SEDAR” means the System for Electronic Document Analysis and Retrieval which can be accessed at www.sedar.com;

“Shareholder” means a holder of NUCRYST Shares;

“Smith & Nephew Group” means Smith & Nephew plc, a company created pursuant to the laws of England and Wales, and any of its affiliates;

“Special Committee” has the meaning ascribed thereto in the section entitled “Information Regarding The Asset Sale Transaction – Background to the Asset Sale Transaction” in this Information Circular;

“Special Resolutions” means, collectively, the Asset Sale Resolution and the Amalgamation Resolution;

“Stock Units” means the restricted stock units issued by the Corporation pursuant to the Equity Plan;

“Subsidiary” means NUCRYST Pharmaceuticals Inc., a corporation incorporated pursuant to the laws of the State of Delaware;

“Support Agreement” means the support agreement dated November 10, 2009 between Westaim and S&N;

“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, c. 1. (5th Supp), including the regulations and rules promulgated thereunder, as amended from time to time;

“Termination Fee” has the meaning ascribed thereto in the section entitled “Information Regarding the Asset Sale Transaction—Summary of Purchase Agreement—Termination Fee” in this Information Circular;

“Time of Closing” means 10:00 a.m. MST on the Closing Date, or such other time on the Closing Date as may be agreed upon in writing by the Parties;

“TSX” means the Toronto Stock Exchange;

“Valuation” means the formal valuation of the Corporation prepared by KPMG and dated November 10, 2009 that concludes that the fair market value of a NUCRYST Share as of the Valuation Date shall be between $1.72 and $1.82 per share, a copy of which is attached as Appendix C hereto;

“Valuation Date” means December 31, 2009; and

“Westaim” means The Westaim Corporation, a corporation incorporated pursuant to the laws of the Province of Alberta.

APPROVAL OF NUCRYST'S BOARD OF DIRECTORS

The undersigned hereby certifies that the contents and the mailing of this Information Circular have been approved by the Board of Directors and that this Information Circular has been sent to the auditor of the Corporation, each director of the Corporation and each Shareholder entitled to notice of the Meeting.

Dated at Princeton, New Jersey, this 25th day of November, 2009.

By Order of the Board of Directors,

(signed) “David B. Holtz”

David B. Holtz

Interim President and Chief Executive Officer

Chief Financial Officer

CONSENT OF KPMG CORPORATE FINANCE INC.

To: The Board of Directors of NUCRYST Pharmaceuticals Corp. (the “Corporation”)

We refer to the fairness opinion (the “Fairness Opinion”) dated November 10, 2009 and the formal valuation (the “Valuation”) prepared as at December 31, 2009, included in the information circular of the Corporation (the “Information Circular”). We prepared the Fairness Opinion and the Valuation for the board of directors of the Corporation in connection with the Proposed Transactions (as defined in the Information Circular). We consent to the reference to our name and to the references and inclusion of a summary of the Fairness Opinion and the Valuation and the full text of the Fairness Opinion and the Valuation in this Information Circular and to the filing of the Fairness Opinion and the Valuation with this Information Circular.

Toronto, Ontario November 19, 2009	(Signed) “KPMG Corporate Finance Inc.”

APPENDIX A

SPECIAL RESOLUTIONS

Asset Sale Resolution

“BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	the sale of all or substantially all of the assets of NUCRYST Pharmaceuticals Corp. (the “Corporation”) pursuant to the asset purchase agreement dated November 10, 2009 (the “Purchase Agreement”) among the Corporation, NUCRYST Pharmaceuticals Inc. (the “Subsidiary”), Smith & Nephew Inc. (“S&N Canada”) and Smith & Nephew (Overseas) Limited (“S&N Overseas”), a copy of which is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov/edgar.shtml, be and is hereby authorized, ratified and approved;

2.	notwithstanding that this resolution has been duly passed and/or has received the approval of the shareholders of the Corporation by special resolution, the board of directors of the Corporation may, without further notice to, or approval of, the holders of common shares of the Corporation, subject to the terms of the Purchase Agreement, amend or terminate the Purchase Agreement or revoke this resolution at any time prior to the completion of the transactions contemplated by the Purchase Agreement; and

3.	any one director or officer of the Corporation is hereby authorized, for and on behalf of the Corporation, to deliver all documents and instruments, with or without corporate seal, and do all other things as in the opinion of such director or officer may be necessary or advisable to implement the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of any such document or instrument, and the taking of any such action.”

Amalgamation Resolution

“BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	the amalgamation (the “Amalgamation”) of NUCRYST Pharmaceuticals Corp. (the “Corporation”) and 1499642 Alberta Ltd. (“1499642”) upon the terms and conditions set forth in the amalgamation agreement dated November 10, 2009 (the “Amalgamation Agreement”) between the Corporation and 1499642, a copy of which is attached as Appendix B to the information circular of the Corporation dated November 25, 2009, with such amendments or variations thereto made in accordance with the terms of the Amalgamation Agreement as may be approved by the persons referred to in paragraph 4 hereof, and all transactions contemplated thereby, be and are hereby authorized, ratified and approved;

2.	the execution and delivery by the Corporation of the Amalgamation Agreement be and is hereby ratified and approved;

3.	notwithstanding that this resolution has been duly passed and/or has received the approval of the shareholders of the Corporation by special resolution, the board of directors of the Corporation may, without further notice to, or approval of, the holders of common shares of the Corporation, subject to the terms of the Amalgamation Agreement, amend or terminate the Amalgamation Agreement or revoke this resolution at any time prior to the completion of the Amalgamation becoming effective; and

4.	any one director or officer of the Corporation is hereby authorized, for and on behalf of the Corporation, to execute and deliver the Amalgamation Agreement and to execute, with or without the corporate seal and, if appropriate, deliver all other documents and instruments and do all other things as in the opinion of such director or officer may be necessary or advisable to implement the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of any such document or instrument, and the taking of any such action.”

A-1

APPENDIX B

AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT is made this 10th day of November, 2009.

B E T W E E N:

1499642 ALBERTA LTD., a corporation existing under the laws of the Province of Alberta (hereinafter called “Newco”)

- and -

NUCRYST PHARMACEUTICALS CORP., a corporation existing under the laws of the Province of Alberta (hereinafter called “Nucryst”).

RECITALS:

A.	Newco and Nucryst have agreed to amalgamate pursuant to the Business Corporations Act (Alberta) (the “ABCA”) and upon the terms and conditions hereinafter set forth, with the amalgamated company to be referred to herein as “Amalco”;

B.	Newco is a wholly-owned subsidiary of The Westaim Corporation (“Westaim”) and has not carried on active business and Westaim desires that Newco amalgamate with Nucryst upon the terms and conditions hereinafter set forth;

C.	the authorized capital of Newco consists of an unlimited number of common shares of which, as of the date hereof, one common share is issued and outstanding;

D.	the authorized capital of Nucryst consists of an unlimited number of common shares, and an unlimited number of preferred shares, issuable in series, of which, as of the date hereof, 18,325,365 common shares are issued and outstanding;

E.	as of the date hereof, Westaim holds approximately 75% of the outstanding common shares in the capital of Nucryst;

F.	upon the amalgamation, each issued and outstanding common share in the capital of Nucryst (other than those held by Dissenting Shareholders and Westaim) shall be converted into one series 1 preferred share of Amalco;

G.	upon the amalgamation each issued and outstanding common share in the capital of Newco shall be converted into one common share of Amalco;

H.	upon the amalgamation, each issued and outstanding common share held by Dissenting Shareholders shall be cancelled and Dissenting Shareholders shall be entitled to be paid the fair value of their common shares in the capital of Nucryst in accordance with the ABCA;

I.	following the amalgamation, each issued and outstanding series 1 preferred share of Amalco shall be redeemed for the Redemption Consideration;

J.	Newco and Nucryst have each made disclosure to the other of their respective assets and liabilities; and

K.	it is desirable that this amalgamation be effected.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties agree as follows:

1.	Interpretation

In this Agreement, the following terms shall have the following meanings:

(a)	“ABCA” means the Business Corporations Act (Alberta);

(b)	“Agreement” means this Amalgamation Agreement;

(c)	“Amalco” means the corporation continuing from the amalgamation of the Amalgamating Corporations;

(d)	“Amalco Common Shares” means the common shares in the capital of Amalco having the rights, privileges, restrictions and conditions set forth in Schedule A;

(e)	“Amalco Redeemable Preferred Shares” means the series 1 preferred shares in the capital of Amalco having the rights, privileges, restrictions and conditions set forth in Schedule A;

(f)	“Amalgamating Corporations” means Newco and Nucryst;

(g)	“Amalgamation” means the amalgamation of the Amalgamating Corporations as contemplated in this Agreement;

(h)	“Business Day” means any day other than a Saturday, Sunday or civic or statutory holiday in the City of Calgary, Alberta;

(i)	“Certificate of Amalgamation” means the Certificate of Amalgamation to be issued by the Registrar of Corporations under the ABCA in respect of the Amalgamation;

(j)	“Dissenting Shareholder” means a registered Shareholder, who, in connection with the special resolution of the Shareholders which approves the Amalgamation, has sent to Nucryst a written objection and a demand for payment within the time limits and in the manner prescribed by section 191 of the ABCA with respect to his Nucryst Common Shares;

(k)	“Effective Date” means the date of the Amalgamation as set forth in the Certificate of Amalgamation;

(l)	“Material Adverse Effect” means any effect resulting from a change, occurrence or state of facts that is, or could reasonably be expected to be, material and adverse to the condition (financial or otherwise) of the business of Nucryst or the ability of Nucryst to perform its obligations under this Agreement in any material respect;

(m)	“Meeting” means the special meeting (and any adjournments thereof) of Shareholders held to consider the special resolution which approves and adopts this Agreement;

(n)	“Newco Common Shares” means the common shares of Newco;

(o)	“Nucryst Common Shares” means the common shares of Nucryst;

(p)	“Redemption Consideration” means the consideration payable upon redemption of the Amalco Redeemable Preferred Shares, being $1.77 in cash per Amalco Redeemable Preferred Share;

(q)	“Shareholders” means the holders of Nucryst Common Shares; and

(r)	“$” means the lawful currency of the United States of America.

Words and phrases used in this Agreement and defined in the ABCA shall have the same meaning in this Agreement as in the ABCA unless the context otherwise requires.

2.	Agreement to Amalgamate

The Amalgamating Corporations do hereby agree to amalgamate pursuant to the provisions of section 181 of the ABCA as of the Effective Date and to continue as one corporation on the terms and conditions set out in this Agreement.

3.	Name

The name of Amalco shall be “Westaim Holdings Limited”.

4.	Registered Office

The registered office of Amalco shall be 12th Floor, Fifth Avenue Place, 425 – 1st Street SW, Calgary, Alberta T2P 3L8.

5.	Authorized Capital

Amalco shall be authorized to issue: (a) an unlimited number of Amalco Common Shares; and (b) an unlimited number of preferred shares, issuable in series, of which the first series shall be an unlimited number of Amalco Redeemable Preferred Shares. The Amalco Common Shares, preferred shares of Amalco and the Amalco Redeemable Preferred Shares, shall be as set forth in Schedule A to this Agreement.

6.	Business

There shall be no restriction on the business which Amalco is authorized to carry on.

7.	Number of Directors

The board of directors of Amalco shall, until otherwise changed in accordance with the ABCA, consist of a minimum number of one and a maximum number of seven directors.

8.	Initial Directors

The number of first directors of Amalco shall be two. The first directors of Amalco shall be the persons whose names and addresses appear below:

Name	Address
J. Cameron MacDonald	212 King Street West, Suite 201 Toronto, Ontario M5H 1K5

Peter H. Puccetti	212 King Street West, Suite 201 Toronto, Ontario M5H 1K5

9.	Amalgamation

On the Effective Date:

(a)	each issued and outstanding Nucryst Common Share (other than those held by Dissenting Shareholders or Westaim) shall be converted into one Amalco Redeemable Preferred Share;

(b)	each issued and outstanding Nucryst Common Share held by Westaim shall be converted into one Amalco Common Share;

(c)	each issued and outstanding Newco Common Share shall be converted into one Amalco Common Share;

(d)	each issued and outstanding Nucryst Common Share held by each Dissenting Shareholder will be cancelled and each Dissenting Shareholder will become entitled to be paid the fair value of such Nucryst Common Shares in accordance with the ABCA.

10.	By-laws

The by-laws of Amalco, until repealed, amended or altered, shall be the by-laws of Newco.

11.	Auditors

The auditors for Amalco shall be Deloitte & Touche LLP, chartered accountants.

12.	Stated Capital Accounts

There shall be added to the stated capital account in the accounting records of Amalco maintained for (i) the Amalco Redeemable Preferred Shares, an amount equal to the aggregate stated capital of the Nucryst Common Shares applicable to the Nucryst Common Shares converted into Amalco Redeemable Preferred Shares hereunder, and (ii) the Amalco Common Shares, an amount equal to the aggregate stated capital of the Newco Common Shares and the Nucryst Common Shares that are converted into Amalco Common Shares hereunder. The stated capital accounts shall be adjusted to recognize payments that may be made to Dissenting Shareholders as set out in section 9 hereof.

13.	Share Certificates

No share certificates representing Amalco Redeemable Preferred Shares shall be issued to Shareholders upon completion of the Amalgamation. Certificates representing Nucryst Common Shares shall be deemed to represent Amalco Redeemable Preferred Shares received on the Amalgamation.

14.	Stale Certificates

Any certificate formerly representing Nucryst Common Shares which is not deposited with Computershare Trust Company of Canada or its successor prior to the fifth anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature.

15.	Contribution of Assets

Each of Nucryst and Newco shall contribute to Amalco all of its assets, subject to its liabilities, as such exist, immediately before the Effective Date.

16.	Effect of Amalgamation

On the Effective Date:

(a)	the property of each Amalgamating Corporation will continue to be the property of Amalco;

(b)	Amalco will continue to be liable for the obligations of each Amalgamating Corporation;

(c)	any existing cause of action, claim or liability to prosecution pending by or against either of the Amalgamating Corporations will be unaffected;

(d)	any civil, criminal or administrative action or proceeding pending by or against either of the Amalgamating Corporations may be continued to be prosecuted by or against Amalco;

(e)	any conviction against, or ruling, order or judgment in favour or against, either of the Amalgamating Corporations may be enforced by or against Amalco; and

(f)	the Articles of Amalgamation of Amalco shall be deemed to be the Articles of Incorporation of Amalco and the Certificate of Amalgamation shall be deemed to be the Certificate of Incorporation of Amalco.

17.	General Conditions

This Agreement and the obligations of the parties hereto to complete the transactions contemplated hereby, including without limitation the Amalgamation, are subject to the fulfillment of the following conditions:

(a)	the closing of the transactions contemplated by the asset purchase agreement dated November 10, 2009 between Nucryst and Nucryst Pharmaceuticals Inc., as vendors, and Smith & Nephew Inc. and Smith & Nephew (Overseas) Limited, as purchasers, shall have been completed;

(b)

this Agreement and the transactions contemplated hereby, including without limitation the Amalgamation, shall have been approved by not less than 66 2/3% of the votes cast by holders of the Nucryst Common Shares present in person or represented by proxy at the Meeting;

(c)	the number of Nucryst Common Shares held by Dissenting Shareholders shall be less than 5% of the total number of Nucryst Common Shares outstanding;

(d)	since the date of this Agreement there shall not have been any change in any of the assets, business, financial conditions, earnings or results of operations of Nucryst, or any other event, development or condition of any character (whether or not covered by insurance) that has, or might reasonably be expected to have, a Material Adverse Effect;

(e)	all outstanding options and stock units under Nucryst's equity incentive plan shall have been exercised (including cashless exercise of options whereby the option is purchased by Nucryst for a cash amount equal to the amount by which the Redemption Consideration exceeds the exercise price of the option) or cancelled;

(f)	this Agreement and the transactions contemplated hereby, including without limitation the Amalgamation shall have received “minority approval” as provided for in section 4.5 of Multilateral Instrument 61-101—Protection of Minority Securityholders in Special Transactions;

(g)	all consents, orders, approvals and authorizations, including regulatory and judicial approvals and orders, required or necessary for the completion of the Amalgamation, shall have been obtained on terms and conditions satisfactory to each of the Amalgamating Corporations acting reasonably; and

(h)	there shall not be in force any order or decree which would restrain or enjoin the consummation of the transactions contemplated by this Agreement, including without limitation the Amalgamation.

18.	Dissenting Shareholders

Nucryst Common Shares that are held by a Dissenting Shareholder who complies with section 191 of the ABCA in all respects and does not withdraw his dissent before the Effective Date shall not be converted as prescribed by Section 9 hereof but will be terminated in accordance with section 191 of the ABCA.

19.	Amendment

This Agreement may at any time and from time to time before or after the holding of the Meeting be amended by written agreement of the parties hereto without, subject to applicable law, further notice to or authorization on the part of their respective shareholders, provided that no such amendment shall change the provisions hereof regarding the consideration to be received by Shareholders in exchange for their Nucryst Common Shares without approval by the Shareholders, given in the same manner as required for the approval of the Amalgamation.

20.	Termination

This Agreement may, prior to the issuance of the Certificate of Amalgamation, be terminated by the board of directors of either of the Amalgamating Corporations, notwithstanding the approval of this Agreement by the shareholders of Newco and Nucryst.

21.	Filing of Documents

Subject to section 20 hereof, upon the shareholders of each of the Amalgamating Corporations approving this Agreement by special resolution in accordance with the ABCA and subject to the other provisions of this Agreement, the Amalgamating Corporations shall jointly file with the Registrar of Corporations under the ABCA Articles of Amalgamation and such other documents as may be required.

22.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

23.	Further Assurances

Each of the parties hereto agrees to execute and deliver such further instruments and to do such further reasonable acts and things as may be necessary or appropriate to carry out the intent of this Agreement.

24.	Counterparts

This Agreement may be signed in counterparts and each such counterpart shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

25.	Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is made on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement thereto, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

NUCRYST PHARMACEUTICALS CORP.

Per:

Per:

1499642 ALBERTA LTD.

Per:

Per:

SCHEDULE A

RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS

OF SHARE CAPITAL OF WESTAIM HOLDINGS LIMITED

The authorized capital of Westaim Holdings Limited (the "Corporation") shall consist of: (a) one class of shares, to be designated as "Common Shares", in an unlimited number; and (b) one class of shares, to be designated as "Preferred Shares", issuable in series, in an unlimited number, of which the first series shall be "Series 1 Preferred Shares", in an unlimited number, which shares shall have the following rights, privileges, restrictions and conditions:

COMMON SHARES

The Common Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

(i)	the right to one vote at all meetings of shareholders of the Corporation, except meetings at which only holders of a specified class of shares are entitled to vote;

(ii)	subject to the prior rights and privileges attaching to any other class of shares of the Corporation, the right to receive any dividend declared by the Corporation; and

(iii)	subject to the prior rights and privileges attaching to any other class of shares of the Corporation, the right to receive the remaining property and assets of the Corporation upon dissolution.

PREFERRED SHARES

The Preferred Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

(i)	the Preferred Shares may at any time and from time to time be issued in one or more series, each series to consist of such number of shares as may, before the issue thereof, be determined by resolution of the directors of the Corporation; and

(ii)	subject to the provisions of the Business Corporations Act (Alberta), the directors of the Corporation may by resolution fix from time to time before the issue thereof the designation, rights, privileges, restrictions and conditions attaching to each series of the Preferred Shares.

SERIES 1 PREFERRED SHARES

The Corporation is authorized to issue an unlimited number of Series 1 Preferred Shares, such shares having attached thereto the following rights, privileges, restrictions and conditions:

Voting

1.	The holders of the Series 1 Preferred Shares shall not be entitled (except as expressly provided in the Business Corporation Act (Alberta)) to receive notice of or to attend any meeting of the shareholders of the Corporation and shall not be entitled to vote at such meeting.

Dividends

2.	The holders of the Series 1 Preferred Shares shall not be entitled to receive any dividends thereon.

1

Redemption

3.	(a) For the purpose of these Series 1 Preferred Shares, the following terms shall be defined as set forth below:

"Nucryst Common Shares" means the common shares in the capital of Nucryst Pharmaceuticals Corp. issued and outstanding immediately prior to the Amalgamation;

"Redemption Consideration" means the consideration payable upon redemption of the Series 1 Preferred Shares, being $1.77 in cash per Series 1 Preferred Share; and

"Depository" means Computershare Trust Company of Canada.

(b)	The Corporation shall, subject to the requirements of the Business Corporation Act (Alberta), as of 11:59 p.m. (Calgary time) on the day the amalgamation of Nucryst Pharmaceuticals Corp. and 1499642 Alberta Ltd. to form the Corporation becomes effective (the "Time of Redemption") redeem all of the Series 1 Preferred Shares in accordance with the provisions of this Section 3. Except as hereinafter provided, no notice of redemption or other act or formality on the part of the Corporation shall be required to call the Series 1 Preferred Shares for redemption.

(c)	At the Time of Redemption, all Series 1 Preferred Shares shall be redeemed and holders thereof shall receive Redemption Consideration in the amount of $1.77 in cash per Series 1 Preferred Share held.

(d)	As soon as practicable following the Time of Redemption and in any event within five days of the Time of Redemption, the Corporation shall deliver or cause to be delivered to the Depository, at its principal office in the City of Calgary, the cash comprising the aggregate Redemption Consideration. Delivery of the aggregate Redemption Consideration shall be a full and complete discharge of the Corporation's obligation to deliver the Redemption Consideration to the holders of Series 1 Preferred Shares.

(e)	From and after the Time of Redemption and subject to the receipt of the aggregate Redemption Consideration in the manner contemplated by paragraph (d) above (i) the Depository shall pay and deliver or cause to be paid and delivered to the order of the respective holders of the Series 1 Preferred Shares, by way of cheque, on presentation and surrender at the principal office of the Depository in the City of Calgary or the City of Toronto of the certificates representing the Nucryst Common Shares, the Redemption Consideration (after deduction for any applicable withholding taxes required by law) payable to such holders , respectively, and (ii) the holders of Series 1 Preferred Shares shall not be entitled to exercise any of the rights of shareholders in respect thereof and shall be entitled only to receive the Redemption Consideration (after deduction for any applicable withholding taxes required by law) therefor, provided that if payment of the Redemption Consideration to the Depository for the Series 1 Preferred Shares is not duly made by or on behalf of the Corporation in accordance with paragraph (d) above, then the rights of such holders shall remain unaffected.

(f)	From the Time of Redemption, the Series 1 Preferred Shares in respect of which deposit of the Redemption Consideration is made to the Depository shall be deemed to be redeemed and cancelled, the Corporation shall be fully and completely discharged from its obligations with respect to the payment of the Redemption Consideration to such holders of Series 1 Preferred Shares, and the rights of such holders shall be limited to receiving Redemption Consideration (after deduction for any applicable withholding taxes required by law) payable to them on presentation and surrender of the said certificates held by them respectively as specified above. Subject to the requirements of law with respect to unclaimed property, if applicable, if the Redemption Consideration (after deduction for any applicable withholding taxes required by law) has not been fully paid to holders Series 1 Preferred Shares in accordance with the provisions hereof prior to the fifth anniversary of the Time of Redemption, the Redemption Consideration shall be forfeited to the Corporation or any successor thereof and holders of Series 1 Preferred Shares shall cease to have any rights to such funds.

2

Liquidation

4.	In the event of the liquidation or winding-up of the Corporation or any other distribution of the property or assets of the Corporation among its shareholders for the purpose of winding-up its affairs, and subject to the extinguishment of the rights of holders of Series 1 Preferred Shares upon payment of the Redemption Consideration, the holders of Series 1 Preferred Shares shall be entitled to receive and the Corporation shall pay to such holders, before any amount shall be paid or any property or assets of the Corporation shall be distributed to the holders of Common Shares or any other class of shares ranking junior to the Series 1 Preferred Shares as to such entitlement, an amount equal to the Redemption Consideration for each Series 1 Preferred Share held by them respectively and no more. After payment to the holders of the Series 1 Preferred Shares of the amounts so payable to them as hereinbefore provided, they shall not be entitled to share in any further distribution of the property or assets of the Corporation.

Specified Amount

5.	The amount of each Series 1 Preferred Share specified for the purposes of subsection 191(4) of the Income Tax Act (Canada) is the amount determined by resolution of the Board of Directors at the time of issuance of such share. For greater certainty, such amount shall be a fixed dollar amount and such resolution of the Board of Directors shall be deemed to form part of these share terms.

3

AMENDING AGREEMENT

THIS AMENDING AGREEMENT is made this 23rd day of November, 2009.

B E T W E E N:

1499642 ALBERTA LTD., a corporation existing under the laws of the Province of Alberta (hereinafter called “Newco”)

- and -

NUCRYST PHARMACEUTICALS CORP., a corporation existing under the laws of the Province of Alberta (hereinafter called “Nucryst”).

RECITALS:

A.	Newco and Nucryst have entered into an amalgamation agreement dated November 10, 2009 (the “Amalgamation Agreement”), whereby they have agreed to amalgamate pursuant to the Business Corporations Act (Alberta); and

B.	Newco and Nucryst wish to amend the Amalgamation Agreement as set forth herein.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties agree as follows:

1.	Interpretation

Capitalized terms used but not defined in this Amending Agreement shall have the meanings given to such terms in the Amalgamation Agreement.

2.	Amendments

(a)	Section 1 of the Amalgamation Agreement is hereby amended by adding the following definitions in their proper alphabetical positions:

“Paid-Up Capital” has the meaning given to it in the Income Tax Act (Canada); and

“Stated Capital” means the stated capital accounts maintained in the accounting records of Amalco for the Amalco Redeemanble Preferred Shares and the Amalco Common Shares, as applicable.

(b)	Section 12 of the Amalgamation Agreement is hereby deleted in its entirety and replaced with the following:

“12. Stated Capital Accounts and Paid-Up Capital

Subject to reduction to effect payments made to Dissenting Shareholders as hereinafter set forth, the aggregate Stated Capital of the shares of Amalco shall be the aggregate of the Paid-Up Capital of Nucryst and Newco and shall be allocated to the Stated Capital account for the Amalco Common Shares and the Amalco Redeemable Preferred Shares as follows:

(a)	for the Amalco Redeemable Preferred Shares, an amount equal to the redemption consideration paid in respect thereof; and

(b)	for the Amalco Common Shares, the balance of such aggregate Paid-Up Capital.

1

The amount of Stated Capital attributable to the Amalco Common Shares shall be adjusted to recognize payments that may be made to Dissenting Shareholders as set out in section 9 hereof.”.

(c)	All required changes to sections, numbering and cross references in the Amalgamation Agreement are hereby deemed to be made thereto to take into account the amendments set forth in this Amending Agreement.

3.	Miscellaneous

(a)	Except to the extent amended by this Amending Agreement, the parties to the Amalgamation Agreement hereby confirm that the terms and provisions of the Amalgamation Agreement shall continue in full force and effect in accordance with the terms thereof.

(b)	This Amending Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

(c)	This Amending Agreement may be signed in counterparts and each such counterpart shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

1499642 ALBERTA LTD.	NUCRYST PHARMACEUTICALS CORP.

Per:	Per:

Per:	Per:

2

APPENDIX C

FAIRNESS OPINION AND VALUATION

KPMG Corporate Finance Inc.	Telephone	(416) 777-8500
Suite 3300 Commerce Court West	Fax	(416) 777-3891
PO Box 31 Stn Commerce Court	Internet	www.kpmg.ca
Toronto ON M5L 1B2

PRIVATE & CONFIDENTIAL

The Board of Directors

NUCRYST Pharmaceuticals Corp.

101 College Road East

Princeton, New Jersey

08540 United States

November 10, 2009

To the Board of Directors

Introduction

KPMG Corporate Finance Inc. (“KPMG”) understands that NUCRYST Pharmaceuticals Corp. and NUCRYST Pharmaceuticals Inc. (collectively, “Nucryst” or the “Company”) proposes to enter into a transaction (the “Proposed Transaction”) with Smith & Nephew Inc. and Smith & Nephew (Overseas) Limited (collectively, “Smith & Nephew”) to sell substantially all of the Company’s net operating assets for cash consideration of US$ 21 million subject to adjustment for the book value of certain current assets and liabilities. The Proposed Transaction is pursuant to an Asset Purchase Agreement between Nucryst and Smith & Nephew dated November 10, 2009.

KPMG further understands that holders representing not less than 67% of the common shares of the Company have entered into a support agreement (the “Support Agreement”) under which such shareholders have agreed to support the Proposed Transaction subject to the terms and conditions of the Support Agreement.

KPMG has been engaged by the Board of Directors of Nucryst (the “Board”) to provide an opinion as to the fairness to the Company of the Proposed Transaction from a financial point of view (the “Fairness Opinion”).

The Fairness Opinion may be filed with securities commissions in Canada and in the United States and form part of the public record pertaining to the Proposed Transaction.

All dollar amounts referred to herein are expressed in US currency unless otherwise specifically noted.

Engagement of KPMG

KPMG was formally engaged by the Board by letter dated September 30, 2009 (the “Engagement Agreement”) to provide the Fairness Opinion. The terms of the Engagement Agreement provide that KPMG is to be paid a fixed fee and is to be reimbursed for its reasonable out-of-pocket expenses to complete the Fairness Opinion. KPMG is also being indemnified by the Company in respect of certain liabilities which may be incurred by KPMG in connection with the provision of its services. No part of KPMG’s fee is contingent upon the conclusions reached in this Fairness Opinion or on the successful execution of the Proposed Transaction.

Nucryst Board of Directors—Fairness Opinion

Credentials of KPMG

KPMG LLP, the parent company of KPMG, is one of the world’s largest professional services organizations, offering a broad range of services. KPMG’s valuations professionals have significant experience in advising a broad range of companies for various purposes, including securities law compliance, fairness opinions, mergers and acquisitions, corporate income tax and litigation matters, amongst other things. The Fairness Opinion is the opinion of KPMG as a firm and the form and content has been approved for release by a committee of directors and officers, each of whom is a member of Canadian Institute of Chartered Business Valuators and experienced in merger, acquisition, divestiture and valuation matters.

Neither KPMG nor any of its affiliates is an advisor to Nucryst or Smith & Nephew in respect of the Proposed Transaction other than the provision of the Fairness Opinion to the Board. Neither KPMG nor any of its affiliates have conducted any prior valuations of Nucryst.

The engagement team is independent of Nucryst and Smith & Nephew, and is acting objectively. The engagement team has no present or contemplated interest in Nucryst or Smith & Nephew, nor is the engagement team an insider or associate of Nucryst or Smith & Nephew.

We note that international member firms of KPMG LLP have provided unrelated professional services to Smith & Nephew and KPMG LLP has provided unrelated internal control advisory services to Nucryst. KPMG has implemented ethical dividers and confidentiality procedures to provide additional protection against the unauthorized disclosure of confidential information.

Scope of Review

In connection with preparing and rendering the Fairness Opinion, KPMG has reviewed, and where it considered appropriate, relied upon, the following information, among other things:

•	The Asset Purchase Agreement between Nucryst and Smith & Nephew dated November 10, 2009;

•	A letter of intent received by Nucryst from Smith & Nephew, dated June 26, 2009;

•	Historical audited financial statements of the Company for the years ended December 31, 2004 through December 31, 2008;

•	Annual report of the Company for the year ended December 31, 2008;

•	Unaudited interim financial statements of the Company for the nine months ended September 30, 2009;

•	Financial and operational information on the Company including memorandums, presentations and reports;

•	A summary of the Company’s income tax balances as at December 31, 2008;

•	Quarterly financial projections prepared by management for the years ending December 31, 2009 through December 31, 2018;

•	License and Development Agreement between Nucryst and Smith & Nephew and Supply Agreement between Nucryst and Smith & Nephew (collectively, the “Smith & Nephew Agreements”);

•	Discussions with and representations made by representatives of management of the Company regarding current and future prospects of the business and existing contingent liabilities;

•	Certain publicly available information including publicly traded share prices, trading volumes and other information, financial and otherwise, that KPMG considered relevant in the circumstance; and,

•	General industry information and economic information obtained from management of the Company and other public sources considered reliable and appropriate by KPMG in the circumstance.

Nucryst Board of Directors—Fairness Opinion

In preparing its conclusions, KPMG has necessarily relied on information provided by, and representations made by management regarding the Company. KPMG’s reliance on this information is based on management’s representations as to its completeness and accuracy, including a general representation that they have no knowledge of facts not contained in or referred to in the information provided to KPMG verbally or in writing by management which would reasonably be expected to affect the Fairness Opinion, including the assumptions used, concepts and approaches adopted or the scope of the review undertaken by KPMG.

Restrictions and Qualifications

The Fairness Opinion has been provided for the use of the Board and for inclusion in an Information Circular to be sent to the common shareholders of the Company in connection with the Proposed Transaction, and may not to be used by any person or relied upon by any person without the express prior written consent of KPMG. KPMG will assume no responsibility for losses incurred by Nucryst, its shareholders, directors, or any other parties as a result of the circulation, publication, reproduction or use of this letter contrary to the provisions of this paragraph.

The financial statements and other information, including forward looking information, provided by the Company or its representatives have been accepted, without further verification, as correctly reflecting the relevant business conditions and operating results for the respective periods.

KPMG has relied upon the completeness, accuracy and fair presentation of all of the financial and other factual information, data, advice, opinions or representations obtained by it from public sources and management of the Company (collectively, the ”Information”). Our conclusions are conditional upon the completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment, KPMG has not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

KPMG’s conclusions are rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at November 10, 2009 and the condition and prospects, financial and otherwise, of the Company as they were reflected in the Information and as they have been represented to KPMG in discussions with management of the Company.

In its analyses and in preparing the Fairness Opinion, KPMG made various assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of both KPMG and the Company.

The Fairness Opinion is given as of November 10, 2009. KPMG disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion, which would have been known or expected to be known as of the date hereof, but may come or be brought to KPMG’s attention after such date. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, KPMG reserves the right to change, modify or withdraw the Fairness Opinion. Moreover, KPMG reserves the right, but will be under no obligation, to complete any additional analyses that might subsequently be required following the receipt of additional information.

No opinion, counsel, or interpretation is intended in matters that require legal or appropriate professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Further, KPMG expresses no opinion herein concerning the future trading prices of the securities of the Company and makes no recommendation to the Company with respect to the Proposed Transaction.

KPMG believes that the Fairness Opinion should be considered as a whole and that selecting portions of our analyses could create a misleading view of the methodologies and approaches underlying our conclusions. The preparation of a Fairness Opinion is a complex process and not necessarily susceptible to a partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

Nucryst Board of Directors—Fairness Opinion

Approach

The assessment of fairness from a financial point of view must be determined in the context of the Proposed Transaction. KPMG has based the Fairness Opinion on methods and techniques that KPMG considered appropriate in the circumstances and considered a number of factors in KPMG’s review of the Proposed Transaction.

In order to assess the fairness of the Proposed Transaction from a financial point of view to the Company, KPMG reviewed and considered the following, amongst other things:

•

A comparison of the net proceeds from the Proposed Transaction to the estimated value of the net operating assets of the Company. The estimated value of the Company was assessed based on a discounted cash flow approach and considering the trading multiples of comparable public companies and precedent transactions involving similar target companies. The net proceeds resulting from the Proposed Transaction falls above the high end of our estimated valuation range.

•

A comparison of the implied net asset value from the Proposed Transaction to the value implied by the trading price of the common shares prior to the announcement of the Proposed Transaction. On November 9, 2009, the closing market trading price of the common shares was $1.00 per share and had traded at an average price of $0.92 and $0.73 per share for the three and six month period, respectively, prior thereto. While the stock is fairly thinly traded and consequently the reliability of the stock trading price as a measure of fair market value is reduced, the implied net asset value from the Proposed Transaction does represent a significant premium (in excess of 70%) to the market capitalization of the Company, based on the closing trading price on November 9, 2009.

•

The terms of the Proposed Transaction. The Proposed Transaction is an all cash offer subject to various conditions and holdbacks. Consequently, by accepting the Proposed Transaction, the Company will significantly reduce any additional risk associated with future cash flows of the Company’s net operating assets.

•

A review of the process undertaken by the Board in respect of the Proposed Transaction and all related documentation, including the offer received from Smith & Nephew. KPMG discussed the sales process with Nucryst management, including the negotiations of the terms of the Proposed Transaction, identification of any other potential buyers, and any other offers that had been received by the Company. KPMG concurs with Nucryst management that Smith & Nephew is a very logical purchaser in light of the Smith & Nephew Agreements and given the dependence the Company has on Smith & Nephew. Moreover, any other bidder would likely not derive similar synergies as Smith & Nephew from the Proposed Transaction.

Conclusion

Based upon and subject to the foregoing and such other matters KPMG considered to be relevant, KPMG is of the opinion that as of November 10, 2009, the Proposed Transaction is fair to Nucryst from a financial point of view.

Yours very truly,

KPMG Corporate Finance Inc.

KPMG Corporate Finance Inc.

Suite 3300 Commerce Court West	Telephone (416) 777-8500
PO Box 31 Stn Commerce Court	Telefax (416) 777-3891
Toronto ON M5L 1B2	www.kpmg.ca

PRIVATE & CONFIDENTIAL

The Board of Directors of NUCRYST Pharmaceuticals Corp.

November 10, 2009

To the Board of Directors:

Introduction

KPMG Corporate Finance Inc. (“KPMG”) understands that NUCRYST Pharmaceuticals Corp. and NUCRYST Pharmaceuticals Inc. (collectively, “Nucryst” or the “Company”) proposes to enter into a transaction with Smith & Nephew Inc. and Smith & Nephew (Overseas) Limited (collectively, “Smith & Nephew”) to sell substantially all of the Company’s net operating assets (the “Asset Sale”) for cash consideration of US $21 million subject to adjustment for the book value of certain current assets and liabilities. KPMG provided the Board of Directors of Nucryst (the “Board”) with a fairness opinion on the Asset Sale. KPMG further understands that the controlling shareholder of Nucryst is The Westaim Corporation (“Westaim”), a public company whose common shares are listed on the TSX.

KPMG understands that immediately following the Asset Sale, Westaim will propose to amalgamate Nucryst with a newly formed subsidiary of Westaim (the “Amalgamation”). Pursuant to the Amalgamation, all holders of the common shares (the “Shares”) of the Company other than Westaim (the “Minority Shareholders”) will receive one redeemable preferred share in the amalgamated company, which will be redeemed for cash consideration of US $1.77 per share (the “Offer Price”).

KPMG also understands that the Amalgamation is a “Business Combination”, as such term is defined in Multilateral Instrument 61-101, Protection of Minority Security Holders in Special Proposed Transactions (the “Securities Rules”), and that a formal valuation as such term is defined therein, is required in respect of the Amalgamation. In connection therewith, the Board has retained KPMG to prepare and deliver to the Board a formal valuation (the “Formal Valuation”) of the Shares of the Company in accordance with the Securities Rules.

The Formal Valuation has been based on the projected pro forma financial position of the Company as at December 31, 2009 (the “Valuation Date”), which is on or about the expected closing date of the Asset Sale and the Amalgamation. The analysis underlying the Formal Valuation was prepared in October and November of 2009 and based on information available in October and November, 2009, approximately two months prior to the Valuation Date. Accordingly, in assessing the fair market value of the Shares at the Valuation Date, KPMG has assumed that there will be no material change between the date hereof and the Valuation Date other than as disclosed herein. In particular, KPMG has assumed that there will be no material changes in the conditions and prospects, financial or otherwise, of Nucryst other than as disclosed herein, or in prevailing securities markets, economic, financial and general business conditions.

All amounts in this Formal Valuation are in US dollars, unless otherwise noted.

Nucryst Board of Directors—Formal Valuation

Engagement of KPMG

KPMG was first contacted in September 2009 to discuss its availability and valuation credentials in connection with the possible sale of the operating assets of Nucryst to Smith & Nephew and a subsequent transaction with Westaim. KPMG was formally engaged by the Board by letter dated September 30, 2009 (the “Engagement Agreement”) to provide the Formal Valuation. The terms of the Engagement Agreement provide that KPMG is to be paid a fixed fee and is to be reimbursed for its reasonable out-of-pocket expenses to complete the Formal Valuation. KPMG is also being indemnified by the Company in respect of certain liabilities which may be incurred by KPMG in connection with the provision of its services. No part of KPMG’s fee is contingent upon the conclusions reached in this Formal Valuation or on the successful completion of the Amalgamation.

On November 4, 2009, KPMG provided to the Board its preliminary views with respect to a range of the fair market value of the Shares. Upon completion of its due diligence, internal review and internal approval process, KPMG delivered its Formal Valuation report, setting forth its range of $1.72 to $1.82 per share. The Formal Valuation conclusions reflected herein are consistent with those provided to the Board on November 4, 2009.

Independence and Credentials of KPMG

KPMG LLP, the parent company of KPMG, is one of the world’s largest professional services organizations, offering a broad range of services. KPMG’s corporate finance and valuation professionals have significant experience in advising companies for various purposes, including securities law compliance, fairness opinions, mergers and acquisitions, corporate income tax and litigation matters, amongst other things. The valuation opinion expressed herein is the opinion of KPMG as a firm and the form and content herein has been approved for release by a committee of directors and officers, each of whom is a member of the Canadian Institute of Chartered Business Valuators and experienced in merger, acquisition, divestiture and valuation matters.

None of KPMG or any of its affiliates:

a)	is an “associated” or “affiliated entity” or “issuer insider” of Westaim as such terms are used in the Securities Rules;

b)	is an advisor to Westaim in connection with the Amalgamation;

c)	is a manager or co-manager of a soliciting dealer group for the Amalgamation or a member of a soliciting dealer group for the Amalgamation;

d)	is the external auditor of Nucryst or Westaim; or,

e)	has a financial incentive with respect to the conclusions reached in the Formal Valuation or has a material financial interest in the completion of the Amalgamation.

Neither KPMG nor any of its affiliates have conducted any prior valuations of Nucryst. We note that KPMG LLP has provided unrelated internal control advisory services to Nucryst.

Scope of Review

In connection with preparing and rendering the Formal Valuation, KPMG has reviewed, and where it considered appropriate, relied upon, the following information, among other things:

•	The Asset Purchase Agreement between Nucryst and Smith & Nephew dated November 10, 2009, including certain schedules thereto;

•	Historical audited financial statements of the Company for the years ended December 31, 2004 through December 31, 2008;

Nucryst Board of Directors—Formal Valuation

•	Annual report of the Company for the year ended December 31, 2008;

•	Unaudited interim financial statements of the Company for the nine months ended September 30, 2009;

•	Financial and operational information on the Company including memorandums, presentations and reports;

•	A summary of the Company’s income tax balances as at December 31, 2008;

•	Tax analysis prepared by the Company relating to an audit by the Canada Revenue Agency (“CRA”);

•	Projected income and cash flow statements for the fourth quarter of 2009 and projected pro forma balance sheet as at December 31, 2009;

•	Detailed severance analysis prepared by management of the Company;

•	Discussions with and representations made by management of the Company regarding current and future prospects of the business and the net assets of the Company including contingent liabilities;

•	Discussions with Westaim regarding the net assets of the Company including contingent liabilities;

•	Certain publicly available information including publicly traded share prices, trading volumes and other information, financial and otherwise, that KPMG considered relevant in the circumstance; and,

•	General industry information and economic information obtained from management of the Company and other public sources considered reliable and appropriate by KPMG in the circumstance.

In preparing its conclusions, KPMG has necessarily relied on information provided by, and representations made by management regarding the Company. KPMG’s reliance on this information is based on management’s representations as to its completeness and accuracy, including a general representation that they have no knowledge of facts not contained in or referred to in the information provided to KPMG verbally or in writing by management which would reasonably be expected to affect the Formal Valuation, including the assumptions used, concepts and approaches adopted or the scope of the review undertaken by KPMG.

Prior Valuations

The Company has represented to KPMG after due enquiry that there have not been any prior valuations (as defined in the Securities Rules) of the Company or its material assets or its securities in the past 24-month period.

Assumptions, Restrictions and Qualifications

The Formal Valuation has been provided for the use of the Board and for inclusion in an Information Circular to be sent to the common shareholders of the Company in connection with the Amalgamation, and may not to be used by any other person or relied upon by any other person without the express prior written consent of KPMG. KPMG will assume no responsibility for losses incurred by Nucryst, its shareholders, directors, or any other parties as a result of the circulation, publication, reproduction or use of this letter contrary to the provisions of this paragraph.

The financial statements and other information, including forward looking information, provided by the Company or its representatives have been accepted, without further verification, as correctly reflecting the relevant business conditions and operating results for the respective periods.

KPMG has relied upon the completeness, accuracy and fair presentation of all of the financial and other factual information, data, advice, opinions or representations obtained by it from public sources and management

Nucryst Board of Directors—Formal Valuation

of the Company (collectively, the “Information”). Our conclusions are conditional upon the completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment, KPMG has not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

KPMG’s conclusions are rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company as they were reflected in the Information and as they have been represented to KPMG in discussions with management of the Company.

In its analyses and in preparing the Formal Valuation, KPMG made various assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of both KPMG and the Company.

The Formal Valuation is given as of the date hereof. KPMG disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Formal Valuation, which would have been known or expected to be known as of the date hereof, but may come or be brought to KPMG’s attention after such date. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Formal Valuation after the date hereof, KPMG reserves the right to change, modify or withdraw the Formal Valuation. Moreover, KPMG reserves the right, but will be under no obligation, to complete any additional analyses that might subsequently be required following the receipt of additional information.

No opinion, counsel, or interpretation is intended in matters that require legal or appropriate professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Further, KPMG expresses no opinion herein concerning the future trading prices of the Shares and makes no recommendation to the Minority Shareholders with respect to the Amalgamation.

KPMG believes that the Formal Valuation should be considered as a whole and that selecting portions of our analyses could create a misleading view of the methodologies and approaches underlying our conclusions. The preparation of a Formal Valuation is a complex process and not necessarily susceptible to a partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

Corporate History and Overview

Incorporated on December 18, 1997 under the Alberta Business Corporation Act, the Company operated as a majority owned subsidiary of Westaim. The Shares have traded on the NASDAQ under the symbol “NCST” and on the TSX under the symbol “NCS” since December 22, 2005.

Following inception in 1997, Nucryst developed and sold advanced wound care products with SILCRYST coatings under the Acticoat™ trademark until May 2001, at which time the Company entered into a series of agreements with Smith & Nephew, which gave Smith & Nephew the exclusive right to market, distribute, and sell products with the Company’s SILCRYST technology for use on non-minor skin wounds and burns on humans worldwide. Under this same agreement, the Company agreed to manufacture these products and supply them exclusively to Smith & Nephew. Concurrently, the Company also sold various assets to Smith & Nephew including the Acticoat™ trade name and trademark, various regulatory approvals, and entered into a sale-leaseback arrangement for certain manufacturing equipment. Currently, all of Nucryst’s revenues are derived from licensing agreements with Smith & Nephew.

The Asset Sale to Smith & Nephew will result in the end of all active operations of the Company, as all intellectual property and manufacturing assets will be transferred to Smith & Nephew.

Nucryst Board of Directors—Formal Valuation

Trading Price of Common Shares

Since the initial public offering, there has been relatively low trading volume in the common shares, with the majority of trading occurring on the NASDAQ. The average daily trading volume over the past year was 32,493 shares. On February 25, 2009, the Company paid an $0.80 per share cash dividend. Since the dividend payment date, the Shares have traded between $0.27 per share to $1.12 per share. As at November 9, 2009, the closing market trading price of the common shares was $1.00 per share and had traded at an average price of $0.92 and $0.73 per share for the preceding three-month and six-month period, respectively.

	Trading Price		Volume (Nasdaq)
Nucryst Common Shares Period	Low	High
2009
March	$0.27	$0.44	339,747
April	0.27	0.43	904,314
May	0.38	0.61	417,188
June	0.48	0.63	254,445
July	0.39	0.86	1,443,840
August	0.60	1.02	947,743
September	0.78	1.06	672,645
October	0.91	1.12	404,449

Source:	Bloomberg

Definition of Fair Market Value

For the purpose of the Formal Valuation and pursuant to the Securities Rules, fair market value is defined as the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm’s length with the other and under no compulsion to act.

Consistent with the Securities Rules, in determining the fair market value of the Shares, KPMG has not included a downward adjustment to reflect the liquidity of the Shares, the effect of the Amalgamation on the Shares or the fact that the common shares held by the Minority Shareholders do not form part of a controlling interest.

Valuation Approach

The Formal Valuation is based upon methodologies and assumptions that KPMG considered appropriate in the circumstances for the purposes of arriving at an opinion as to the range of fair market value of the Shares.

In assessing the fair market value of the Shares of Nucryst, KPMG has applied a going concern assumption and employed the Adjusted Net Asset valuation approach for the following reasons:

•	Subsequent to the Asset Sale, Nucryst will have no active operations, as all revenue generating assets will have been sold.

•	The activities of Nucryst do not extend beyond holding cash and certain other assets and liabilities.

Under the Adjusted Net Asset Approach, the equity value of a company is determined by restating the reported net book value of the assets and liabilities of a company to their respective fair market values.

Nucryst Board of Directors—Formal Valuation

Adjusted Net Asset Value

The Formal Valuation analysis has been based on the projected pro forma financial position of the Company as at the Valuation Date. In order to project the financial position as at December 31, 2009, management adjusted the Company’s balance sheet as at September 30, 2009 for:

•	the projected operating results of the Company for the three months ending December 31, 2009; and,

•	certain material events including:

•	the sale of substantially all of the Company’s net operating assets to Smith & Nephew for $21.0 million adjusted for the book value of the Company’s working capital estimated to be $7.8 million; and

•	the payment of $4.5 million to Smith & Nephew representing the final cost relief credit payment, not otherwise reflected in the Company’s financial position as at September 30, 2009.

As shown below, the fair market value of the net assets of the Company based on the above adjustments but prior to consideration of closing costs and contingent and other liabilities has been determined to be $37.4 million as at the Valuation Date:

	31-Dec-09 Net Book Value	Impact of the Asset Sale	31-Dec-09 Fair Market Value
($000’s)	Projected
ASSETS
Current assets
Cash and cash equivalents	9,910	28,831	38,741
Accounts receivable-net	5,327	(5,327)	—
Inventory	3,889	(3,889)	—
Other assets	291	(291)	—

	19,417		38,741
Capital assets	9,809	(9,809)	—
Intangible assets	451	(451)	—

	29,677		38,741
LIABILITIES
Accounts payable & accruals	3,023	(1,655)	1,368
Deferred lease inducement	553	(553)	—

	3,576		1,368

NET ASSETS	26,101		37,373

Cash and Cash Equivalents

Nucryst’s cash balance reflects the projected balance at December 31, 2009 of $9.9 million plus the estimated cash consideration received from Smith & Nephew for the purchase of the net operating assets including working capital of $28.8 million. The cash balance is held primarily in US Dollars. Based on the liquidity of the holdings, KPMG has taken the fair market value of the cash and cash equivalents balance to be equal to its net book value of $38.7 million as at the Valuation Date.

Accounts Payable and Accruals

Nucryst has certain liabilities that will not be assumed by Smith & Nephew as part of the Asset Sale and thus will remain obligations of Nucryst subsequent to the Asset Sale. These liabilities relate primarily to an

Nucryst Board of Directors—Formal Valuation

accrual of the variable pay for employees who will not be offered employment with Smith & Nephew and other non-operating costs that have been accrued in the financial statements. KPMG has assumed the fair market value of the Company’s accounts payable and accruals are equal to their reported net book value of $1.4 million as at the Valuation Date since all such liabilities are current in nature.

Closing Costs and Other Liabilities

The above adjusted net asset value of the Company of $37.4 million is before consideration of certain costs related to the Asset Sale and certain contingent and other liabilities of the Company. The aggregate amount of these costs and liabilities has been estimated to be in the range of $3.4 million to $5.4 million. The most significant is with respect to severance payments (in the range of $1.6 million to $1.7 million, in aggregate) to employees who will not be offered employment by Smith & Nephew. A further $1.2 million to $1.4 million in unaccrued transaction fees and professional costs have been estimated by management. The remaining costs in the range of $600,000 to $2.3 million is comprised of costs to wind down the business, income taxes related to the Asset Sale and other relatively minor costs for contingencies related to the Asset Sale. These costs and liabilities are discussed below:

Severance Costs

Upon completion of the Asset Sale, all employees will be terminated by the Company. As required by the Asset Purchase Agreement, Nucryst is obligated to provide severance payments to the employees who will not be offered employment by Smith & Nephew. Management has prepared a detailed severance analysis to estimate the amount that will be paid by Nucryst. Severance amounts for the executive employees have been based on the individual contractual amounts in their employment agreements. The remaining severance costs primarily relate to employees located at the Company’s Fort Saskatchewan, Alberta plant and was calculated by management in consultation with professional advisors. As part of the Asset Sale, Smith & Nephew has agreed to pay $400,000 to offset the severance costs which has been netted against the total estimated liability in the range of $2 million to $2.1 million. Accordingly, the fair market value of the net severance costs has been determined to be in the range of $1.6 million to $1.7 million as at the Valuation Date.

Transaction Fees and Professional Costs

Transaction fees and professional costs in the range of approximately $1.2 million to $1.4 million, in aggregate, are comprised of estimated royalty payments to a third party and unaccrued professional fees. Nucryst previously entered into a royalty agreement with a consulting firm, which had helped to develop and bring to market the Acticoat™ products. The agreement with the consulting firm also contains a provision requiring Nucryst to pay a royalty of 1% of the transaction price if the business is sold. The fair market value of the liability is comprised of the estimated payments required to be made to the consulting firm under all arrangements.

In addition, Nucryst incurred customary legal, tax and advisory costs during the process of negotiating and executing the Asset Sale. Management has provided an estimate of the expected costs that have been incurred to date or will be incurred to complete the Asset Sale but had not as yet been accrued or recorded by the Company. KPMG considered management’s estimate reasonable and selected a range of management’s estimate plus/minus 10% as at the Valuation Date.

Other Costs

Other costs including income taxes, lease costs on the Company’s New Jersey facility, management costs to wind down the operations of Nucryst post the Asset Sale and relatively minor costs for contingencies related to the Asset Sale have been estimated to be in the range of $600,000 to $2.3 million in aggregate.

Nucryst Board of Directors—Formal Valuation

Income taxes were based on the agreed allocation of the purchase price on the Asset Sale by Smith & Nephew and Nucryst together with an estimate of the Company’s non capital loss carryforwards and tax credits available to shield any taxable gains on the Asset Sale. In this regard, KPMG understands that the Company and its US-based subsidiary have been the subject of an audit by the CRA dating back to 2005 with respect to the allocation of proceeds arising from the sale of assets, royalty payments and milestone payments between these two companies. As at the date hereof, the CRA audit had not been concluded. As a result, management and its tax consultants performed analyses to assess the range of expected outcomes resulting from the CRA audit on the income tax relating to the Asset Sale and the expected balance, if any, of remaining loss carryforwards. Based thereon, management estimated the resulting income tax obligation. KPMG reviewed management’s analysis and estimated obligation and concluded it is a reasonable basis for fair market value as at the Valuation Date.

The Company’s Princeton, New Jersey office is subject to a lease expiring on January 24, 2014 that will not be assumed by Smith & Nephew and thus will remain an obligation of the Company. The fair market value of the lease liability has been determined using a discounted cash flow approach by calculating the present value of the expected annual cash payments. On the low end, fair market value has been calculated assuming that the Company is unable to sub-lease the property and Nucryst has to make all of the contractual lease payments. On the high end, it has been assumed that the property will be sub-leased at local market lease rates, net of broker commissions.

The range of fair market value of the other remaining costs was estimated by KPMG and/or management based on an assessment of the possible cash outlays that would be incurred by the Company. Management costs represent executive, legal, and other costs required to operate the business for an estimated time period post-transaction. The largest component of the estimated costs is the executive salaries which assume that they are required for two months after the close of the Asset Sale, with smaller costs for legal expenses associated with winding up the Company, benefit costs, and other miscellaneous expenses. KPMG has selected a range around management’s best estimate of plus/minus 10% as representative of fair market value as at the Valuation Date.

Proceeds from the Exercise of In-the-Money Stock Options

In determining the fair market value of Nucryst, the proceeds from the 531,079 stock options that are in-the-money based on the Offer Price have been included.

Conclusion of Fair Market Value

Based on the adjusted net assets of the Company and the other liabilities as discussed above, KPMG has determined the fair market value of Nucryst to be in the range of $32.4 million to $34.4 million as at the Valuation Date, as follows:

	31-Dec-09 Fair Market Value
($000’s)	Low	High
NET ASSETS	37,373	37,373

CLOSING COSTS AND OTHER LIABILITIES
Severance costs	(1,716)	(1,560)
Transaction fees and professional costs	(1,399)	(1,239)
Other costs	(2,259)	(619)
Stock option exercise payment	402	402

FAIR MARKET VALUE OF NUCRYST	32,401	34,357

Nucryst Board of Directors—Formal Valuation

Shareholdings

Under the current capital structure, the Company has approximately 18.3 million common shares issued and outstanding. As well, in considering the per share value, KPMG has included the dilutive impact of the exercise of 531,079 of in-the-money options that are assumed to be exercised as well as 13,832 restricted share units outstanding.

	31-Dec-09 Fair Market Value
($000’s except for per share value)	Low	High
FAIR MARKET VALUE OF NUCRYST	32,401	34,357

Number of shares outstanding (000s)	18,325	18,325
Restricted share units and stock options (000s)	545	545

Total number of shares	18,870	18,870
Per share value	$1.72	$1.82

Formal Valuation Conclusion

The fair market value of Nucryst was determined to be in the range of $32.4 million to $34.4 million as at the Valuation Date. The Company does not have any debt holders or preferred shares. As a result, the fair market value of the Company is entirely attributable to the Shares as at the Valuation Date.

Based on the scope of our review and subject to the assumptions, restrictions and qualifications as noted herein, KPMG is of the opinion that the fair market value of the Shares is in the range of $1.72 to $1.82 per share as at the Valuation Date.

Yours very truly,

KPMG Corporate Finance Inc.

APPENDIX D

SUMMARY OF PROCEDURE TO EXERCISE DISSENT RIGHTS

The procedure to be followed by a Shareholder who intends to dissent from either the Asset Sale Resolution or the Amalgamation Resolution, or both, approving the matters described in the accompanying Information Circular and who wishes to require the Corporation to acquire his shares and pay him the fair value thereof, determined as of the close of business on the day before the applicable resolution is adopted, is set out in section 191 of the ABCA.

Section 191 provides that a Dissenting Shareholder may only make a claim under section 191 with respect to all the shares of a class held by him or on behalf of any one beneficial owner and registered in the name of the Dissenting Shareholder. One consequence of this provision is that a Shareholder may only exercise the right to dissent under section 191 in respect of shares which are registered in that Shareholder's name. In many cases, shares beneficially owned by a person (a “Non Registered Holder”) are registered either: (a) in the name of an intermediary that the Non Registered Holder deals with in respect of the shares (such as banks, trust companies, securities dealers and brokers, trustees or administrators of self administered RRSPs, RRIFs, RESPs and similar plans, and their nominees); or (b) in the name of a clearing agency (such as The Canadian Depositary for Securities Limited (“CDS”) of which the intermediary is a participant). Accordingly, a Non Registered Holder will not be entitled to exercise the right to dissent under section 191 directly (unless the shares are re registered in the Non Registered Holder's name). A Non Registered Holder who wishes to exercise the right to dissent should immediately contact the intermediary who the Non Registered Holder deals with in respect of the shares and either: (i) instruct the intermediary to exercise the right to dissent on the Non Registered Holder's behalf (which, if the shares are registered in the name of CDS or other clearing agency, would require that the shares first be re-registered in the name of the intermediary); or (ii) instruct the intermediary to re-register the shares in the name of the Non Registered Holder, in which case the Non Registered Holder would have to exercise the right to dissent directly.

A Shareholder who wishes to invoke the provisions of section 191 of the ABCA must send to the Corporation at or before the Meeting, a written objection to either the Asset Sale Resolution or the Amalgamation Resolution, or both (a “Dissent Notice”). The ABCA does not provide, and the Corporation will not assume, that a vote against the Special Resolution approving the Amalgamation constitutes a Dissent Notice. An application by the Corporation, or by a Dissenting Shareholder if he has sent a Dissent Notice as described above, may be made to the Court of Queen's Bench of Alberta (the “Court”) by originating notice, after the adoption of the applicable resolution approving the matters described in the accompanying Information Circular, to fix the fair value of the NUCRYST Shares held by the Dissenting Shareholder. The fair value is to be determined as of the close of business on the last business day before the date on which the applicable resolution was adopted. If an application is made to the Court, the Corporation shall, unless the Court otherwise orders, send to each Dissenting Shareholder, at least ten (10) days before the date on which the application is returnable if the Corporation is the applicant or within ten (10) days after the Corporation is served with a copy of the originating notice if the Dissenting Shareholder is the applicant, a written offer to pay an amount considered by the Board of Directors to be the fair value of the shares. Every such offer is to be made on the same terms and is to contain or be accompanied by a statement showing how the fair value was determined.

Upon the occurrence of the earliest of: (i) the effective date of the applicable matter approved at the Meeting, (ii) the making of an agreement between the Corporation and the Dissenting Shareholder as to the payment to be made by the Corporation for the Dissenting Shareholder's shares, or (iii) a pronouncement of the Court fixing the fair value of the shares, a Dissenting Shareholder ceases to have any rights as a shareholder of the Corporation, other than the right to be paid the fair value of his shares in the amount agreed to between the Corporation and the Dissenting Shareholder or in the amount fixed by the Court, as the case may be. Until one of these events occurs, the Dissenting Shareholder may withdraw his Dissent Notice or the Corporation may rescind either the Asset Sale Resolution or the Amalgamation

D-1

Resolution, or both, the and in either event, the dissent and appraisal proceedings in respect of such Dissenting Shareholder will be discontinued.

Dissenting Shareholders will not have any right other than those granted under the ABCA to have their shares appraised or to receive the fair value thereof.

This summary is expressly subject to Section 191 of the ABCA, the text of which is reproduced in its entirety in Appendix E hereto. The Corporation is not required to notify, and the Corporation will not notify, Shareholders of the time periods within which action must be taken in order for a Shareholder to perfect the Shareholder's dissent rights. It is recommended that any Shareholder wishing to exercise a right to dissent seek legal advice, as failure to comply strictly with the provisions of Section 191 of the ABCA may prejudice any such rights.

D-2

APPENDIX E

SECTION 191 OF THE BUSINESS CORPORATIONS ACT (ALBERTA)

Shareholder's right to dissent

191(1)	Subject to sections 192 and 242, a holder of shares of any class of a corporation may dissent if the corporation resolves to

(a)	amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class,

(b)	amend its articles under section 173 to add, change or remove any restrictions on the business or businesses that the corporation may carry on,

(b.1)	amend its articles under section 173 to add or remove an express statement establishing the unlimited liability of shareholders as set out in section 15.2(1);

(c)	amalgamate with another corporation, otherwise than under section 184 or 187,

(d)	be continued under the laws of another jurisdiction under section 189, or

(e)	sell, lease or exchange all or substantially all its property under section 190.

(2)	A holder of shares of any class or series of shares entitled to vote under section 176, other than section 176(1)(a), may dissent if the corporation resolves to amend its articles in a manner described in that section.

(3)	In addition to any other right the shareholder may have, but subject to subsection (20), a shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the last business day before the day on which the resolution from which the shareholder dissents was adopted.

(4)	A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the shareholder or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5)	A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2)

(a)	at or before any meeting of shareholders at which the resolution is to be voted on, or

(b)	if the corporation did not send notice to the shareholder of the purpose of the meeting or of the shareholder's right to dissent, within a reasonable time after the shareholder learns that the resolution was adopted and of the shareholder's right to dissent.

(6)	An application may be made to the Court by originating notice after the adoption of a resolution referred to in subsection (1) or (2),

(a)	by the corporation, or

(b)	by a shareholder if the shareholder has sent an objection to the corporation under subsection (5),

to fix the fair value in accordance with subsection (3) of the shares of a shareholder who dissents under this section, or to fix the time at which a shareholder of an unlimited liability corporation who dissents under this section ceases to become liable for any new liability, act or default of the unlimited liability corporation.

(7)	If an application is made under subsection (6), the corporation shall, unless the Court otherwise orders, send to each dissenting shareholder a written offer to pay the shareholder an amount considered by the directors to be the fair value of the shares.

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(8)	Unless the Court otherwise orders, an offer referred to in subsection (7) shall be sent to each dissenting shareholder

(a)	at least 10 days before the date on which the application is returnable, if the corporation is the applicant, or

(b)	within 10 days after the corporation is served with a copy of the originating notice, if a shareholder is the applicant.

(9)	Every offer made under subsection (7) shall

(a)	be made on the same terms, and

(b)	contain or be accompanied with a statement showing how the fair value was determined.

(10)	A dissenting shareholder may make an agreement with the corporation for the purchase of the shareholder's shares by the corporation, in the amount of the corporation's offer under subsection (7) or otherwise, at any time before the Court pronounces an order fixing the fair value of the shares.

(11)	A dissenting shareholder

(a)	is not required to give security for costs in respect of an application under subsection (6), and

(b)	except in special circumstances must not be required to pay the costs of the application or appraisal.

(12)	In connection with an application under subsection (6), the Court may give directions for

(a)	joining as parties all dissenting shareholders whose shares have not been purchased by the corporation and for the representation of dissenting shareholders who, in the opinion of the Court, are in need of representation,

(b)	the trial of issues and interlocutory matters, including pleadings and examinations for discovery,

(c)	the payment to the shareholder of all or part of the sum offered by the corporation for the shares,

(d)	the deposit of the share certificates with the Court or with the corporation or its transfer agent,

(e)	the appointment and payment of independent appraisers, and the procedures to be followed by them,

(f)	the service of documents, and

(g)	the burden of proof on the parties.

(13)	On an application under subsection (6), the Court shall make an order

(a)	fixing the fair value of the shares in accordance with subsection (3) of all dissenting shareholders who are parties to the application,

(b)	giving judgment in that amount against the corporation and in favour of each of those dissenting shareholders,

(c)	fixing the time within which the corporation must pay that amount to a shareholder, and

(d)	fixing the time at which a dissenting shareholder of an unlimited liability corporation ceases to become liable for any new liability, act or default of the unlimited liability corporation.

(14)	On

(a)	the action approved by the resolution from which the shareholder dissents becoming effective,

(b)	the making of an agreement under subsection (10) between the corporation and the dissenting shareholder as to the payment to be made by the corporation for the shareholder's shares, whether by the acceptance of the corporation's offer under subsection (7) or otherwise, or

(c)	the pronouncement of an order under subsection (13),

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whichever first occurs, the shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shareholder's shares in the amount agreed to between the corporation and the shareholder or in the amount of the judgment, as the case may be.

(15)	Subsection (14)(a) does not apply to a shareholder referred to in subsection (5)(b).

(16)	Until one of the events mentioned in subsection (14) occurs,

(a)	the shareholder may withdraw the shareholder's dissent, or

(b)	the corporation may rescind the resolution,

and in either event proceedings under this section shall be discontinued.

(17)	The Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder, from the date on which the shareholder ceases to have any rights as a shareholder by reason of subsection (14) until the date of payment.

(18)	If subsection (20) applies, the corporation shall, within 10 days after

(a)	the pronouncement of an order under subsection (13), or

(b)	the making of an agreement between the shareholder and the corporation as to the payment to be made for the shareholder's shares,

notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(19)	Notwithstanding that a judgment has been given in favour of a dissenting shareholder under subsection (13)(b), if subsection (20) applies, the dissenting shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw the shareholder's notice of objection, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to the shareholder's full rights as a shareholder, failing which the shareholder retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(20)	A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)	the corporation is or would after the payment be unable to pay its liabilities as they become due, or

(b)	the realizable value of the corporation's assets would by reason of the payment be less than the aggregate of its liabilities.

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